Exhibit 10.2

EXECUTION VERSION

INCREMENTAL ASSUMPTION AND AMENDMENT NO. 1

Dated as of April 29, 2019

among

EW INTERMEDIATE HOLDCO, LLC,

as Initial Holdings,

EW HOLDCO, LLC,

as Borrower,

THE LENDERS PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.

and

OWL ROCK CAPITAL ADVISORS LLC,

as Joint Lead Arrangers and Joint Bookrunners

INCREMENTAL ASSUMPTION AND AMENDMENT NO. 1

This INCREMENTAL ASSUMPTION AND AMENDMENT NO. 1 (this “Amendment”), dated as of April 29, 2019, by and among EW INTERMEDIATE HOLDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holdings”), EW HOLDCO, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the SUBSIDIARY LOAN PARTIES party hereto, the LENDERS party hereto and SUNTRUST BANK, as Administrative Agent under the Existing Credit Agreement (as defined below) (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1)       Holdings, the Borrower, the Lenders party thereto from time to time and the Administrative Agent are party to that certain Credit Agreement, dated as of September 25, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

(2)       The Borrower has requested that the Incremental Term Loan Lenders (as defined below) provide, pursuant to Section 2.20(a) of the Existing Credit Agreement, incremental Term Loans in an aggregate principal amount of $40,000,000, consisting of $20,000,000 of incremental Term Loans (the “Initial Incremental Term Loans”) and a delayed draw component of incremental Term Loans of $20,000,000 (the “Delayed Draw Incremental Term Loans” and together with the Initial Incremental Term Loans, the “Incremental Term Loans”), the proceeds of which will be used by the Borrower for general corporate purposes, including, but not limited to, the purchase of area representative agreements and/or area development contracts in the ordinary course of business, or to pay down any outstanding Revolving Loans.

(3)       Each Incremental Term Loan Lender who executes and delivers this Amendment as an Incremental Term Loan Lender will (a) make Initial Incremental Term Loans to the Borrower in an aggregate principal amount equal to its Initial Incremental Term Loan Commitment (as defined below) and (b) commit to make Delayed Draw Incremental Term Loans in an aggregate principal amount of up to its Delayed Draw Incremental Term Loan Commitment (as defined below).

(4)       Holdings, the Borrower, the Subsidiary Loan Parties, the Administrative Agent, and the other Lenders party hereto desire to memorialize the terms of this Amendment and to make certain other changes set forth herein and in the Amended Credit Agreement (as defined below) by amending, in accordance with Section 9.02(b) of the Existing Credit Agreement, the Existing Credit Agreement as set forth herein, such amendment to become effective at the Incremental Effective Date (as defined below).

(5)       SunTrust Bank and Owl Rock Capital Advisors LLC, will act as the joint lead arrangers (in such capacity, the “2019 Incremental Arrangers”) and joint bookrunners with respect to this Amendment.

1

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein (including the preamble and preliminary statements hereof) but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement. In addition, as used in this Amendment, the following terms have the meanings specified:

“Delayed Draw Incremental Term Loan Commitment” shall mean, with respect to each Incremental Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make Incremental Term Loans to the Borrower at any time during the Delayed Draw Availability Period. The amount of each Lender’s Delayed Draw Incremental Term Loan Commitment as of the Incremental Effective Date is set forth on Schedule 1 hereto. The aggregate amount of the Delayed Draw Incremental Term Loan Commitments of all Delayed Draw Term Lenders as of the Incremental Effective Date is $20,000,000.

“Incremental Term Loan Lender” shall mean a Lender with a Delayed Draw Incremental Term Loan Commitment or an Initial Incremental Term Loan Commitment on the Incremental Effective Date.

“Initial Incremental Term Loan Commitment” shall mean, with respect to each Incremental Term Lender, the commitment of such Incremental Term Lender to make Initial Incremental Term Loans to the Borrower on the Incremental Effective Date. The amount of each Lender’s Initial Incremental Term Loan Commitment as of the Incremental Effective Date is set forth on Schedule 1 hereto. The aggregate amount of the Initial Incremental Term Loan Commitments of all Incremental Term Lenders as of the Incremental Effective Date is $20,000,000.

“Incremental Term Loan Commitment” shall mean any Initial Incremental Term Loan Commitment or Delayed Draw Incremental Term Loan Commitment.

SECTION 2. Incremental Term Loan Commitments, Incremental Term Loans; Delayed Draw Incremental Term Loan Commitments, Delayed Draw Incremental Term Loans.

(a) Subject to the terms and conditions set forth herein, each of the Incremental Term Lenders agrees to make Initial Incremental Term Loans to the Borrower on the Incremental Effective Date in a principal amount not to exceed its Initial Incremental Term Loan Commitment. Unless previously terminated, the Initial Incremental Term Loan Commitments shall terminate at 11:59 p.m., New York City time, on the Incremental Effective Date.

(b) Subject to the terms and conditions set forth herein, the Delayed Draw Term Loan Lenders agrees to make Delayed Draw Incremental Term Loans to the Borrower at any time during the 2019 Delayed Draw Availability Period (as defined in Annex A) in a principal amount not to exceed its Delayed Draw Incremental Term Loan Commitment.

2

(c) The Lenders signatory hereto agree that the Initial Incremental Term Loans and the Delayed Draw Incremental Term Loans are permitted without use of clause (a) of the definition of Incremental Cap in the Amended Credit Agreement, and the full amount of the Incremental Cap under clause (a) of the definition thereof remains available as of the Incremental Effective Date, subject to the terms and conditions of the Amended Credit Agreement.

(d) Except as set forth in this Amendment and in the Amended Credit Agreement, the Initial Incremental Term Loans and the Delayed Draw Term Loans (other than with respect to those terms that relate to the delayed draw nature of the Delayed Draw Term Loans) shall have identical terms as the existing Initial Term Loans (as defined in the Amended Credit Agreement) prior to the effectiveness of this Amendment, and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights or obligations of the Lenders, of the Credit Agreement and the other Loan Documents.

SECTION 3. Representations of the Loan Parties. Each Loan Party hereby represents and warrants to the other parties hereto as of the Incremental Effective Date that:

(a) this Amendment has been duly authorized, executed and delivered by each Loan Party and constitutes when executed and delivered by such Loan Party a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) the representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or material adverse effect, in all respects) on and as of the Incremental Effective Date (both before and after giving effect to all borrowings on the Incremental Effective Date) with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or material adverse effect, in all respects) as of such earlier date);

(c) after giving effect to this Amendment, the execution, delivery and performance by each Loan Party of this Amendment (i) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan Party and (ii) will not (x) violate (A) any Requirement of Law applicable to such Loan Party or its property, (B) the Organizational Documents of such Loan Party or (C) any provision of any indenture, agreement or other instrument binding upon such Loan Party or any of their property, (y) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, or give rise to a right of or result in any termination, cancellation or acceleration of any right or obligation (including any payment) under any such indenture, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (x)(A), (x)(C) or (y) of this clause (c), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (z) result in the creation or imposition of any Lien upon or with respect to (1) any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created or permitted by the Loan Documents; and

3

(d) at the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred or is continuing or shall result from this Amendment including in respect of the Initial Incremental Term Loans and Delayed Draw Incremental Term Loan Commitment or from the application of the proceeds therefrom.

(e) the First Lien Net Leverage Ratio as of the twelve months ended February 23, 2019, after giving pro forma effect to the incurrence of the Initial Incremental Term Loans and the incurrence of the full amount of the Delayed Draw Incremental Term Loans does not exceed 5.25:1.00 (for the avoidance of doubt, calculated with respect to EWC Ventures, LLC, the Borrower and its Restricted Subsidiaries). For the avoidance of doubt, the representation in this Section 3(e) and the certification relating hereto as required by Section 4(i) shall be deemed to be not curable.

SECTION 4. Conditions of Lending. The obligations of the Incremental Term Loan Lenders to make Initial Incremental Term Loans on the Incremental Effective Date, the effectiveness of the Delayed Draw Incremental Term Loan Commitments as of the Incremental Effective Date are subject (at the time of or substantially concurrently therewith) to the satisfaction (or waiver in accordance with Section 9.02 of the Existing Credit Agreement or by a majority of the Incremental Term Lenders) of the following conditions (the date of such satisfaction or waiver, the “Incremental Effective Date”):

(a)       The Administrative Agent (or its counsel) shall have (1) received (i) from each Incremental Term Lender and (ii) from each of Holdings, Borrower and the Subsidiary Loan Parties, either (x) a counterpart of this Amendment signed on behalf of such party or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Amendment by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Amendment.

(b)       The Administrative Agent shall have received, in the case of any Borrowing to occur on the Incremental Effective Date, a Borrowing Request as required by Section 2.03 of the Existing Credit Agreement.

(c)       The Administrative Agent shall have received a certificate of each Loan Party, dated the Incremental Effective Date, executed by any Responsible Officer of such Loan Party, including or attaching:

(i)       either (x) a copy of each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or (y) certifying there have been no changes to the Organization Documents of such Loan Parties since the Incremental Effective Date,

4

(ii)       signature and incumbency certificates of the Responsible Officers of each Loan Party executing this Amendment and the other Loan Documents which it is a party,

(iii)       resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Incremental Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and

(iv)       a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(d)       The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Incremental Term Loan Lenders and dated the Incremental Effective Date) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York and Delaware counsel for the Loan Parties and (ii) Gunster, Florida counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to this Amendment as the Administrative Agent shall reasonably request.

(e)       The Administrative Agent shall have received all fees payable thereto or to any 2019 Incremental Arranger, on or prior to the Incremental Effective Date and, to the extent invoiced at least two Business Days prior to the Incremental Effective Date (except as otherwise reasonably agreed by Holdings), reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Moore & Van Allen PLLC and King & Spalding LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document on or prior to the Incremental Effective Date (which amounts may be offset against the proceeds of the Loans made hereunder), in each case to the extent required by the Amended Credit Agreement or that certain Engagement Letter, dated as of April 24, 2019, by and among the Borrower, SunTrust Bank and SunTrust Robinson Humphrey, Inc.

(f)       The Administrative Agent or relevant Incremental Term Loan Lender, as applicable, shall have received on or prior to the date that is three Business Days prior to the Incremental Effective Date (i) all documentation and other information of the type set forth in Section 4.01(n) of the Existing Credit Agreement and (ii) if applicable, a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, in each case, to the extent such information has been reasonably requested by the Administrative Agent or an Incremental Term Loan Lender not less than 10 Business Days prior to the Incremental Effective Date.

5

(g)       The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit F to the Credit Agreement.

(h)       The Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower dated as of the Incremental Effective Date, to the effect set forth in Sections 3(a), 3(b), 3(c) and 3(d) hereof.

(i)       The Borrower shall have delivered to the Administrative Agent a certificate from the Chief Financial Officer of the Borrower dated as of the Incremental Effective Date, to the effect set forth in Section 3(e) hereof.

SECTION 5. Consent and Affirmation of Loan Parties. Each of the Loan Parties, in its capacity as a guarantor under the Guarantee Agreement to which it is a party and a pledgor under the Collateral Agreement and other Security Documents to which it is a party, hereby (i) consents to the execution, delivery and performance of this Amendment and agrees that each of the Guarantee Agreement and the Collateral Agreement and the other Loan Documents to which it is a party is, and shall continue to be, in full force and effect and is hereby in all respects ratified, reaffirmed and confirmed on the Incremental Effective Date and shall not be impaired or limited by the execution or effectiveness of this Amendment, except that, on and after the Incremental Effective Date, each reference to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement and (ii) confirms that the Collateral Agreement to which each of the Loan Parties is a party and all of the Collateral described therein do, and shall continue to, secure the payment and the performance of all of the Secured Obligations now or hereafter existing pursuant to valid and continuing Liens. Although each Loan Party has been informed of the matters set forth herein and has acknowledged and agreed to same, each Loan Party understands that the Administrative Agent and Lenders have no obligation to inform such Loan Party of such matters in the future or to seek such Loan Party’s acknowledgment or agreement to future amendments, waivers or consents except as set forth in the Amended Credit Agreement, and nothing herein creates such a duty.

SECTION 6. Amendment of the Existing Credit Agreement. Effective on and as of the Incremental Effective Date, the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth on Annex A hereto (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

SECTION 7. Reference to and Effect on the Loan Documents. (a) On and after the Incremental Effective Date, each reference in the Amended Credit Agreement to “hereunder,” “hereof,” “this Amendment” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement. From and after the Incremental Effective Date, this Amendment shall be a Loan Document under the Existing Credit Agreement and the Amended Credit Agreement.

6

(b)       The Security Documents and each other Loan Document, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the respective guarantees, pledges, grants of security interests and other agreements, as applicable, under each of the Security Documents, notwithstanding the consummation of the transactions contemplated hereby, shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties under the Existing Credit Agreement and the Amended Credit Agreement. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Secured Obligations of the Loan Parties, in each case, as amended by this Amendment.

(c)       The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)       (i) This Amendment shall constitute an “Incremental Assumption Agreement”, (ii) each of the Incremental Term Loan Lenders and Delayed Draw Term Loan Lenders shall constitute “Lenders,” (iii) the Incremental Term Loans shall constitute “Term Loans” and “Loans,” and (iv) the Incremental Term Loan Commitments shall constitute “Commitments,” in each case, for all purposes of the Amended Credit Agreement and the other Loan Documents.

(e)       This Amendment shall constitute notice to the Administrative Agent required under Section 2.20(a) of the Existing Credit Agreement and each Lender party hereto hereby waives any prior notice requirement under the Existing Credit Agreement (and such shorter period(s) are agreed to by the Administrative Agent).

SECTION 8. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by .pdf or other electronic form shall be effective as delivery of a manually executed original counterpart of this Amendment.

SECTION 9. Amendments; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by Holdings, the Borrower, the Administrative Agent and the Lenders party hereto. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7

SECTION 10. Governing Law; Etc.

(a)       THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b)       EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 9.09 AND 9.10 OF THE EXISTING CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

SECTION 11. No Novation. This Amendment shall not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent expressly modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Loan Documents.

SECTION 12. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Amended Credit Agreement.

[Signature Pages Follow]

8

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDINGS:

EW INTERMEDIATE HOLDCO, LLC

By:	/s/ David Willis
Name: David Willis
Title: Chief Financial Officer

BORROWER:

EW HOLDCO, LLC

By:	/s/ David Willis
Name: David Willis
Title: Chief Financial Officer

[Signature Page to Incremental Assumption and Amendment No. 1]

SUBSIDIARY LOAN PARTIES:

EWC FRANCHISE, LLC
EWC FRANCHISE DISTRIBUTION, LLC
EWC P&T, LLC
EWC VENTURES STORES, LLC,
EWC PAYMASTER, LLC
EWC ECOM DISTRIBUTION US, LLC
EWC CORPORATE, LLC
EWC AVENTURA, LLC
EWC BOCA CENTRAL, LLC
EWC BOCA WEST, LLC
EWC DEERFIELD WAX, LLC
EWC FORT LAUDERDALE, LLC
EWC GABLES, LLC
EWC HOLLYWOOD WAX, LLC
EWC KENDALL, LLC
EWC MERRICK I, LLC
EWC MIAMI BEACH, LLC
EWC MIDTOWN WAX, LLC
EWC PGA, LLC
EWC ROYAL PALM, LLC
EWC SOUTH BEACH, LLC
EWC THE FALLS, LLC
EWC WESTON WAX, LLC

By: EWC VENTURES, LLC, its manager

By:	/s/ David Willis
Name: David Willis
Title: Chief Financial Officer

[Signature Page to Incremental Assumption and Amendment No. 1]

SUNTRUST BANK
as Administrative Agent and Lender

By:	/s/ Rainer Zeck
Name: Rainer Zeck
Title: Director

[Signature Page to Incremental Assumption and Amendment No. 1]

OWL ROCK CAPITAL ADVISORS LLC

By:	/s/ Alan Kirshenbaum
	Name:	Alan Kirshenbaum
	Title:	Authorized Signatory

[Signature Page to Incremental Assumption and Amendment No. 1]

PARLIAMENT FUNDING I LLC

By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title:	Authorized Signatory

[Signature Page to Incremental Assumption and Amendment No. 1]

ORCC II FINANCING LLC

By:	/s/ Alan Kirshenbaum
	Name:	Alan Kirshenbaum
	Title:	Authorized Signatory

[Signature Page to Incremental Assumption and Amendment No. 1]

FLF FUNDING I LLC

By:	/s/ Alan Kirshenbaum
	Name:	Alan Kirshenbaum
	Title:	Authorized Signatory

[Signature Page to Incremental Assumption and Amendment No. 1]

OWL ROCK CAPITAL CORPORATION

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Authorized Signatory

OWL ROCK CAPITAL CORPORATION II

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Authorized Signatory

OWL ROCK FIRST LIEN MASTER FUND, L.P.,

By: OWL ROCK FIRST LIEN GP, LLC
its general partner
By: Owl Rock Capital Advisors LLC
its Sole Member

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Authorized Signatory

OWL ROCK FIRST LIEN SUB-MASTER FUND ZERO, L.P.,

By: OWL ROCK FIRST LIEN GP, LLC
its general partner
By: Owl Rock Capital Advisors LLC
its Sole Member

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Authorized Signatory

[Signature Page to Incremental Assumption and Amendment No. 1]

SCHEDULE 1

Commitments

	Initial Incremental
	Term Loan	Delayed Draw Term
Lender	Commitment	Loan Commitment
Owl Rock Capital Corporation	$7,666,666.67	$7,666,666.67
Owl Rock Capital Corporation II	$1,333,333.33	$1,333,333.33
Owl Rock First Lien Master Fund, L.P.	$8,564,013.84	$8,564,013.84
Owl Rock First Lien Sub-Master Fund Zero, L.P.	$435,986.16	-
Parliament Funding I LLC	-	$435,986.16
SunTrust Bank	$2,000,000	$2,000,000
Total	$20,000,000	$20,000,000

Schedule 1

ANNEX A

Amended Credit Agreement

[See attached.]

Annex A

ANNEX A

CREDIT AGREEMENT

dated as of

September 25, 2018

As amended by Incremental Assumption and Amendment No. 1 on April 29, 2019

among

EW Intermediate Holdco, LLC,

as Initial Holdings,

EW Holdco, LLC,

as Borrower,

The Lenders Party Hereto,

SUNTRUST BANK,

as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank,

SUNTRUST ROBINSON HUMPHREY, INC.,

NATIXIS, NEW YORK BRANCH~~,~~

and

OWL ROCK CAPITAL ADVISORS LLC,

as Joint Lead Arrangers and Joint Bookrunners

COMVEST CAPITAL IV, L.P.,

as Documentation Agent

-i-

ARTICLE III

REPRESENTATIONS AND WARRANTIES

-ii-

-iii-

-iv-

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Summary Sponsor Model
Schedule 2.01(a)	—	Initial Term Commitments
Schedule 2.01(b)	—	Revolving Commitments
Schedule 3.05(a)	—	Effective Date Material Real Property
Schedule 3.12	—	Subsidiaries
Schedule 5.13(a)	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.09	—	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Affiliated Lender Assignment and Assumption
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	Form of First Lien Intercreditor Agreement
Exhibit F	—	Form of Solvency Certificate
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Intercompany Note
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes) That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q	—	Form of Borrowing Request
Exhibit R	—	Form of Prepayment Notice
Exhibit P-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes) That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q	—	Form of Borrowing Request
Exhibit R	—	Form of Prepayment Notice

-v-

CREDIT AGREEMENT dated as of September 25, 2018 (as amended by Incremental Assumption and Amendment No. 1 on April 29, 2019, this “Agreement”), among EW Intermediate Holdco, LLC, a Delaware limited liability company (together with its successors and assigns, “Initial Holdings”), EW Holdco, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the LENDERS party hereto and SUNTRUST BANK, as Administrative Agent and as Collateral Agent.

WHEREAS, the Borrower has requested (a) the Term Lenders to extend Term Loans, which, on the Effective Date shall be in an aggregate principal amount of $190,000,000, (b) the Revolving Lenders to provide Revolving Loans, subject to the Revolving Commitment, which, on the Effective Date shall be in an aggregate principal amount of $20,000,000 and upon the occurrence and continuance of an Event of Default shall be superpriority to the Term Loans as set forth in Section 2.09(f), to the Borrower at any time during the Revolving Availability Period, (c) the Issuing Banks to issue Letters of Credit at any time during the Revolving Availability Period, in an aggregate face amount at any time outstanding not in excess of $5,000,000 and (d) the Swingline Lender to extend credit in the form of Swingline Loans at any time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not in excess of $5,000,000;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2019 Delayed Draw Availability Period” means the period from the Incremental Effective Date to the 2019 Delayed Draw Termination Date.

“2019 Delayed Draw Incremental Term Loan Commitment” shall mean the 2019 Delayed Draw Incremental Term Loan Commitment (as defined in the 2019 Incremental Assumption Agreement). The amount of each Lender’s 2019 Delayed Draw Incremental Term Loan Commitment as of the 2019 Incremental Effective Date is set forth on Schedule 1 to the 2019 Incremental Assumption Agreement. The aggregate amount of the 2019 Delayed Draw Incremental Term Loan Commitments of all 2019 Delayed Draw Incremental Term Lenders as of the 2019 Incremental Effective Date is $20,000,000.

“2019 Delayed Draw Incremental Term Lender” shall mean a Lender with a 2019 Delayed Draw Incremental Term Loan Commitment.

“2019 Delayed Draw Incremental Term Loans” shall mean the 2019 Delayed Draw Incremental Term Loans (as defined in the 2019 Incremental Assumption Agreement).

“2019 Delayed Draw Termination Date” shall mean August 30, 2019.

“2019 Incremental Arrangers” shall mean SunTrust Bank and Owl Rock Capital Advisors LLC.

“2019 Incremental Assumption Agreement” means the Incremental Assumption and Amendment No. 1 dated as of April 29, 2019, by and among Holdings, the Borrower, the Subsidiary Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“2019 Incremental Effective Date” shall mean the 2019 Incremental Effective Date (as defined in the 2019 Incremental Assumption Agreement).

“2019 Incremental Effective Date Term Facility” means the 2019 Incremental Effective Date Term Loan Commitments and the 2019 Incremental Effective Date Term Loans made hereunder.

“2019 Incremental Effective Date Term Lender” means each Lender with an 2019 Incremental Effective Date Term Loan Commitment or holding a 2019 Incremental Effective Date Term Loan at any time.

“2019 Incremental Effective Date Term Loans” means the term loans made by the 2019 Incremental Effective Date Term Lenders to the Borrower pursuant to Section 2.01(c) on the 2019 Incremental Effective Date.

“2019 Incremental Effective Date Term Loan Commitment” shall mean, with respect to each 2019 Incremental Effective Date Term Lender, the commitment of such 2019 Incremental Effective Date Term Lender to make 2019 Incremental Effective Date Term Loans to the Borrower on the 2019 Incremental Effective Date. The amount of each Lender’s 2019 Incremental Effective Date Term Loan Commitment as of the 2019 Incremental Effective Date is set forth on Schedule 1 to the 2019 Incremental Assumption Agreement. The aggregate amount of the 2019 Incremental Effective Date Term Loan Commitments of all 2019 Incremental Effective Date Term Lenders as of the 2019 Incremental Effective Date is $20,000,000.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Accounting Changes” has the meaning specified in Section 1.04(e).

“Acquisition” means the acquisition of the Target and its subsidiaries pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement, all other agreements entered into between the Target or its Affiliates and Holdings or its Affiliates in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Acquisition Transaction” means the purchase or other acquisition, by merger, consolidation or otherwise, by Holdings or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Additional Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Facility pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval in each case not to be unreasonably withheld or delayed) and the Borrower and to the extent the same would be required for an assignment under Section 9.04, the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld or delayed).

“Additional Refinancing Amount” means any premium (including tender premium), accrued interest (pay-in-kind or otherwise), commissions, defeasance costs, original issue discount, and fees and expenses incurred in connection with the exchange, extension, renewal, replacement or refinancing of Indebtedness.

“Additional/Replacement Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Additional Rights” has the meaning defined in the definition of “Credit Agreement Refinancing Indebtedness.”

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that (i) the Adjusted LIBO Rate with respect to any Interest Period for any Term Loan will be deemed to be 1.00% per annum if the Adjusted LIBO Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.00% per annum and (ii) in no event shall the Adjusted LIBO Rate be less than 0.00% for any purpose hereunder.

“Administrative Agent” means SunTrust Bank, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide debt fund or investment vehicle that is engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled by the private equity business of General Atlantic Service Company.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than Holdings or any of their respective Subsidiaries) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 9.04(g)(v).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.04(g)(iv).

“Agent” means the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agreement” has the meaning provided in the preamble hereto.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by SunTrust Bank as its “prime rate,” and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%. The “prime rate” is a rate set by SunTrust Bank based upon various factors including SunTrust Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by SunTrust Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, (i) solely with respect to Term Loans, the Alternate Base Rate will be deemed to be 2.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum and (ii) in no event shall the Alternate Base Rate be less than 0.00% for any purpose hereunder.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or a Swingline Lender at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan, (i) 3.50% per annum, in the case of an ABR Loan and (ii) 4.50% per annum, in the case of a Eurocurrency Loan and (b) with respect to any ABR Loan or Eurocurrency Loan that is a Revolving Loan, (i) 2.50% per annum, in the case of an ABR Loan and (ii) 3.50%, in the case of a Eurocurrency Loan; provided, that, commencing with the financial statements for the fiscal year ended on or around December 26, 2020 (the “Start Date”), the Applicable Rate with respect to any Term Loan shall be determined and adjusted quarterly on the date five (5) Business Days after the date for which delivery of financials statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b), (each an “Interest Determination Date”). If the First Lien Net Leverage Ratio shall exceed 5.75 to 1.00 as of such Interest Determination Date following the Start Date, the Applicable Rate with respect to such Term Loan will be (i) 3.75% per annum, in the case of an ABR Loan and (ii) 4.75% per annum, in the case of a Eurocurrency Loan, in each case until the next such Interest Determination Date. For the avoidance of doubt, if the First Lien Net Leverage Ratio shall be equal to or less than 5.75 to 1.00 as of such Interest Determination Date following the Start Date, the Applicable Rate with respect to such Term Loan shall be (x) 3.50% per annum, in the case of an ABR Loan and (y) 4.50% per annum, in the case of a Eurocurrency Loan.

“Approved Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by Holdings or the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that neither Holdings nor the Borrower shall designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheets of the Target and its subsidiaries for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for such fiscal years then ended, including the notes thereto.

“Available Amount” means, as at any date of determination, an amount equal to (a) the sum of, without duplication:

(i)       $5,000,000 (such amount, the “Starter Basket”);

(ii)       the aggregate cumulative amount (which shall not be less than zero) of the Excess Cash Flow for each fiscal year, beginning with the fiscal year ending on December 28, 2019, that is not required to be applied to the prepayment of the Term Loans pursuant to Section 2.11 (without giving effect to any optional prepayments of the Term Loans and/or the Revolving Loans);

(iii)       the aggregate amount of proceeds (including cash and Fair Market Value of property (other than cash)) received after the Effective Date and on or prior to such date from any issuance or placement of equity interests by, or capital contribution to, Holdings or the Borrower (other than Disqualified Equity Interests and any Cure Amount) which, in the case of any such issuance or placement by, or capital contribution to, Holdings, has been contributed as common equity to the Borrower;

(iv)       the aggregate amount of proceeds received by the Borrower or any Subsidiary Loan Party since the Effective Date and on or prior to such date that were below the threshold amount specified in (x) clause (a) of the definition of “Prepayment Event” or (y) with respect to Investments only, clause (b) of the definition of “Prepayment Event”;

(v)       the amount received by the Borrower or any Subsidiary Loan Party in cash (or Fair Market Value of property (other than cash)) after the Effective Date from any dividend or other distribution by an Unrestricted Subsidiary or the sale (other than to the Borrower or any Subsidiary of the Borrower) of the equity interests of an Unrestricted Subsidiary to the extent not included in the definition of Consolidated EBITDA;

(vi)       an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or cash equivalents by the Borrower or any Subsidiary Guarantor in respect of any Investments made using the Available Amount in a person other than a Subsidiary Loan Party;

(vii)       the aggregate amount actually received in cash or cash equivalents by the Borrower or any Subsidiary Loan Party in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary Loan Party or in any Unrestricted Subsidiary, in each case, to the extent of the Investment made using the Available Amount in such joint venture or Unrestricted Subsidiary to the extent not included in the definition of Consolidated EBITDA; and

(viii)       the aggregate amount of any Retained Declined Proceeds since the Effective Date;

minus (b) the aggregate amount of Available Amount used for Investments, Restricted Payments or prepayments of Junior Financing as permitted under this Agreement on or prior to such date of determination.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereof.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Revolving Loan Borrowing, $500,000 and (b) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a Revolving Loan Borrowing, $100,000 and (b) in the case of a Swingline Loan, $50,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit Q or any other form reasonably approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP.

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Effective Date.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Revolving Lenders, as collateral for LC Exposure or obligations of the Revolving Lenders to fund participations in respect of LC Exposure, cash or deposit account balances under the sole dominion and control of the Collateral Agent or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, backstop letters of credit or other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Obligations” means (a) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations.”

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the failure of Holdings, directly or indirectly through wholly-owned Subsidiaries that are Guarantors (including, for the avoidance of doubt, through wholly-owned Subsidiaries that are subsidiaries of the Borrower), to own all of the Equity Interests in the Borrower, (b) prior to an IPO, the failure by the Permitted Holders to, directly or indirectly through one or more holding companies, beneficially own Voting Equity Interests in Holdings representing at least a majority of the aggregate votes entitled to vote for the election of directors of Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings, or (c) after an IPO, the acquisition of beneficial ownership by any Person or group, other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), of Equity Interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings.

For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Intermediate Parent, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clauses (b) and (c) of this definition, (B) Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, and (C) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Charge” means any charge, fee, expense, cost, write-off or accrual or reserve of any kind.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Term Loans, Initial Term Loans, 2019 Incremental Effective Date Term Loans, 2019 Delayed Draw Incremental Term Loans, Incremental Term Loans, Other Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Additional/Replacement Revolving ~~Commitment, Term~~ Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“CMF Subsidiary” means EWC MFund, LLC, EWC Co-Op Fund, LLC and any other Subsidiary of the Borrower formed for the purpose of maintaining marketing and advertising funds contributed by Franchisees of a franchise system operated by the Borrower of any of its Subsidiaries.

“Co-Investors” means each of (a) the Sponsor, (b) the Management Investors (c) the Founders, and (d) any other investors who, in each case, are disclosed to the Joint Lead Arrangers on or prior to the Effective Date and their respective Permitted Transferees, in each case of the foregoing, excluding any of their respective portfolio companies.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning assigned in the Collateral Agreement.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)       the Administrative Agent shall have received from (i) Holdings, the Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in Section 4.01(b) and Section 4.01(c));

(b)       all outstanding Equity Interests of the Borrower and the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(c)       if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $3,500,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)       all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)       within 90 days following the Effective Date or such later date as the Administrative Agent may agree to, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent) of the Fair Market Value of such Mortgaged Property and fixtures, as reasonably determined by Holdings and agreed to by the Administrative Agent, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the jurisdiction where the applicable Mortgaged Property is located at commercially reasonable rates, such surveys, ExpressMaps or affidavits sufficient for the title company issuing the policy described in clause (ii) to remove all standard survey exceptions, (iii) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Holdings, the Borrower and each Loan Party relating thereto), (iv) if any improvement to any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07 and (v) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to Holdings and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date, (c) in no event shall control agreements or other control, lockbox or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title, (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $3,500,000 and, other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $3,500,000, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements) and (h) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, or otherwise in its reasonable discretion.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Initial Term Commitment, 2019 Incremental Effective Date Term Loan Commitment, 2019 Delayed Draw Incremental Term Loan Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Marketing Funds” means those funds collected from time to time by the Borrower and its Restricted Subsidiaries from those Persons, including Restricted Subsidiaries of the Borrower, operating European Wax Center locations that are earmarked for the use by the Borrower and its Restricted Subsidiaries for use in general or cooperative marketing funds on a collective basis, for the benefit of European Wax Center locations and overall brand awareness, as applicable and as further described in the Franchise Agreements.

“Company Material Adverse Effect” has the meaning assigned to the defined term “Material Adverse Effect” in the Merger Agreement.

“Company Materials” has the meaning specified in Section 5.01.

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries (collectively, the “Group Members”) for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (other than in respect of clauses (a)(vii) and (b) below) (regardless of classification) for such period, (a) the sum of:

(i)       provisions for Taxes based on income (or similar Taxes in lieu of income Taxes), profits, capital (or equivalents) including federal, foreign, state, local, franchise, excise and similar Taxes and foreign withholding Taxes (including penalties and interest related to Taxes or arising from Tax examinations) of any such Group Member paid or accrued during such period;

(ii)       Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (x) thereof;

(iii)       depreciation, amortization expense and impairment charges;

(iv)       any extraordinary, unusual or non-recurring expenses or losses and Charges related thereto (including inventory write-down related to the face exfoliate formula change, body exfoliate formula change and/or the discontinuation of the “Cheeky Strut” name in an aggregate amount not to exceed $1,500,000);

(v)       any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses (x) represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period or (y) relate to a write-down, write-off or reserve with respect to accounts and inventory);

(vi)       Charges arising from stock option based and other equity-based compensation, and from repurchase of equity from directors, officers, consultants and employees, of the Group Members to the extent such costs, charges and expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interest or Cure Amounts);

(vii)       proceeds actually received by the Group Members during such period from any business interruption insurance (to the extent such proceeds are not reflected as revenue or income in such statement of such Consolidated Net Income);

(viii)       cash expenses relating to earn-outs and similar obligations otherwise included in the definition of “Indebtedness”;

(ix)       Charges to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition permitted by this Agreement, to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in arriving at Consolidated Net Income);

(x)       any unrealized foreign currency translation losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities of Borrower and its Restricted Subsidiaries, but only to the extent deducted in the calculation of Consolidated Net Income;

(xi)       costs of surety bonds, letters of credit, bank guarantees and similar instruments in connection with financing and other operational activities of Borrower and its Restricted Subsidiaries;

(xii)       Transaction Costs and any Charges (other than depreciation or amortization expense as described in clause (a)(iii) above) related to any issuance of Equity Interests, Investment, acquisition, Disposition, casualty event, recapitalization or the incurrence, issuance, SEC registration, modification or repayment of Indebtedness permitted to be incurred by the Credit Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Credit Agreement and (ii) any amendment or other modification of the Secured Obligations or other Indebtedness permitted hereunder;

(xiii)       adjustments reflected in or of a similar nature to the E&Y Financial Due Diligence Report Addendum with respect to the period of twelve months ended on June 30, 2018 provided to the Joint Lead Arrangers on July 25, 2018, a summary of which is annexed hereto as Schedule 1.01(b) to the extent such adjustments, without duplication, continue to be applicable in such period (the “Sponsor Model”);

(xiv)       Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, start-up of E-commerce platform (excluding routine maintenance of same incurred after start-up), start-up of the Wax 2.0 enhanced service product offering launch (including product sampling, pre-launch media expenses, field training expenses and expenses associated with pilot-testing or trials), business optimization and other restructuring and integration Charges (including inventory optimization programs, software development costs and costs and expenses associated with the Ignite point-of-sale software platform, costs related to the closure or consolidation of facilities and treatment locations, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs);

(xv)       Corporate Center Consolidation Payments;

(xvi)       the amount of board of director fees and expenses (including out of pocket director fees and expenses) actually paid by or on behalf of, or accrued by, such Person to the extent permitted to be paid under this Agreement; and

(xvii)       one-time Charges associated with commencing public company compliance,

plus, (b) (x) the amount of pro forma “run rate” cost savings and other operating improvements and synergies related to the Transactions or any other Specified Transaction projected by the Borrower in good faith and certified in writing to the Administrative Agent to be realized as a result of any actions in connection with the Transactions or any Specified Transaction including any acquisition or Dispositions otherwise permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition during such period, or from any operational change taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that such actions have been taken or have been committed to be taken, and the benefits resulting therefrom are anticipated by the Borrower in good faith to be realized within 18 months after the completion of the related merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated and (y) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration; provided that the aggregate amount of add-backs or amounts added back in reliance of clause (b)(x) shall not exceed 35% of Consolidated EBITDA in any four consecutive fiscal quarter period (calculated prior to such addback);

minus, (c) to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(i)       any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(ii)       (A) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required and (B) any net gains on hedging obligations or other derivative instruments entered into for the purposes of hedging interest rate risk;

(iii)       non-cash income tax benefits or gains and other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item (A) to the extent it is anticipated to result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period or (B) which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); and

(iv)       net gains from discontinued or disposed operations (in the case of discontinued operations, solely to the extent incurred from the date such operations were held for sale in accordance with GAAP);

all of the foregoing as determined on a consolidated basis for the Group Members in conformity with GAAP; provided that, for purposes of calculating Consolidated EBITDA of the Group Members for any period, (A) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of its Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent factually supportable and certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following the consummation of such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the Consolidated EBITDA of any person or properties constituting a division or line of business of any business entity, division or line of business, in each case, sold, transferred or otherwise disposed of by the Borrower or any of the restricted subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such sale or disposition or such designation, as the case may be, occurred on the first day of such period). Notwithstanding anything to the contrary in the foregoing, the Consolidated EBITDA for each of the fiscal quarters ending September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018 shall be $8,753,436, $6,680,022, $8,183,538 and $9,908,155, respectively.

“Consolidated First Lien Net Debt” means the amount of Consolidated Total Net Debt that consists of the Loans and any Incremental Facilities and the amount of Consolidated Total Net Debt that is secured by Liens on the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations.

“Consolidated Interest Expense” means cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings, Intermediate Parent, the Borrowers and the Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings, Intermediate Parent, the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (v) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that, in calculating Consolidated Net Income of the Group Members for any period:

(i)       there shall be excluded the income (or loss) for such period of any Person (other than a Restricted Subsidiary) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by a Group Member in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income),

(ii)       for purposes of the incurrence covenants contained in this Agreement (but not, for the avoidance of doubt, the Financial Covenant), there shall be excluded the income (or loss) of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions or other payment by such Restricted Subsidiary of that income is not at the time permitted by operation of law, statute, rule, regulation, order, judgment, decree, organizational documents, instruments or other agreements, applicable to such Restricted Subsidiary; provided that the aggregate amount of income (or loss) of all Restricted Subsidiaries that is included solely in the calculation of the Total Net Leverage Ratio with respect to the Financial Covenant pursuant to this clause (ii) shall not exceed 10% of Consolidated Net Income of the Borrower and its Restricted Subsidiaries,

(iii)       to the extent actually reimbursed, expenses with respect to liability or casualty events or business interruption shall be excluded and lost profits shall be included to the extent indemnified or insured by a third party (including expenses covered by indemnification provisions in any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition permitted by this Agreement),

(iv)       any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging agreements for currency exchange risk, shall be excluded,

(v)       there shall be excluded the cumulative effect of a change in accounting principles during such period,

(vi)       effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded, and

(vii)       with respect to Common Marketing Funds, (x) any net income attributable to the Common Marketing Funds occurring in any period of four fiscal quarters shall be excluded from any calculation of Consolidated Net Income, (y) except with respect to any period of four fiscal quarters ending concurrently with any fiscal year end, net losses attributable to the Common Marketing Funds occurring in any period of four fiscal quarters ending concurrently with the first three fiscal quarters of each fiscal year shall be included in any calculation of Consolidated Net Income only to the extent that such losses exceed $1,000,000 and (z) net losses attributable to the Common Marketing Funds occurring in any period of four fiscal quarters ending concurrently with any fiscal year end shall be fully included in any calculation of Consolidated Net Income.

“Consolidated Secured Net Debt” means Consolidated Total Net Debt that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Net Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money, Capital Lease Obligations, unreimbursed drawings under letters of credit, and third party Indebtedness obligations evidenced by notes or similar instruments, in each case of Borrower and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Permitted Acquisition or other Investment), minus in each case, the aggregate amount of cash and Permitted Investments to the extent the use thereof for the application to the payment of Indebtedness is not prohibited by law or any contract to which Borrower or any Restricted Subsidiary is a party.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Center Consolidation Payments” means amounts paid or accrued of up to $1,250,000 in the aggregate for the fiscal year ending on December 29, 2018, and up to $750,000 in the aggregate for the fiscal year ending on December 28, 2019, to fund early lease buy-outs or ongoing lease payments for the following corporate center locations to the extent such centers are closed permanently for business (including going dark): (a) premises located on 41st Street in Miami Beach, Florida, for the corporate center previously operated by EWC Miami Beach, LLC; (b) premises located in the Lakeside Town Shops in Davie, Florida for the corporate center previously operated by EWC Davie Wax, LLC; (c) premises located in the Westwinds of Boca Shopping Center in Boca Raton, Florida operated by EWC Boca West, LLC; and (d) premises known as 12000 Biscayne which was the planned relocation premises for a corporate center previously operated by EWC NMB, LLC.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including unused Commitments) plus any Additional Refinancing Amount related thereto, (b) does not mature earlier than the stated maturity date of the Refinanced Debt, (c) except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt, (d) shall not be guaranteed by any entity that is not a Loan Party, (e) in the case of any secured Indebtedness, (i) is not secured by any assets not securing the Loan Document Obligations and (ii) is subject to the relevant Intercreditor Agreement(s), and (f) in the case of Indebtedness pari passu with the Refinanced Debt in terms of security and right of payment, the other terms and conditions (taken as a whole) of such Indebtedness (excluding pricing, fees, interest rate margins, interest rate floors, discounts, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more materially favorable (when taken as a whole) to the lenders providing such Indebtedness than the comparable provisions applicable to the Refinanced Debt (when taken as a whole) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing) (it being understood that (A) the Borrower shall have the right to unilaterally provide the existing Lenders with additional rights and benefits (such rights and benefits, “Additional Rights”) and the “not materially more favorable” requirement of this clause (f) and compliance therewith shall be determined after giving effect to such Additional Rights and (B) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing).

“Cure Amount” has the meaning specified in Section 7.02.

“Cure Expiration Date” has the meaning specified in Section 7.02.

“Cure Right” has the meaning specified in Section 7.02.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or Section 7.01(i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of a Delaware LLC into two or more Delaware LLCs pursuant to Section 18.217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings, any Intermediate Parent, the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings or the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder there of), or upon the happening of any event or condition:

(a)       matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)       is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)       is redeemable (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) those Persons identified by Holdings or the Borrower to the Joint Lead Arrangers in writing prior to August 8, 2018 (or, if after the date thereof, that are reasonably acceptable to the Joint Lead Arrangers or the Administrative Agent), (ii) those Persons who are competitors of Holdings and its Subsidiaries identified by Holdings to the Administrative Agent from time to time in writing (including by email), (iii) in the case of each Persons identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are either (x) identified in writing by Holdings from time to time or (y) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (y), Affiliates that are bona fide debt funds) and (iv) any Excluded Affiliates.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount, (b) with respect to any amount denominated in any other currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time in accordance with Section 1.06 hereof using the exchange rate with respect to such currency at the time in effect under the provisions of such Section.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 4.75:1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 4.25 to 1.00 but less than or equal to 4.75 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 4.25:1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Distribution” means the distribution by the Borrower to Holdings of the net proceeds from the Loans disbursed on the Effective Date, which net proceeds will be further distributed by Holdings to its parent and further distributed to certain indirect equity holders of Holdings.

“Effective Date Refinancing” means, collectively, the repayment, redemption, repurchase or other discharge of the Existing Credit Agreement Indebtedness and termination and/or release of any security interests and guarantees in connection therewith.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness in connection therewith, but excluding any arrangement, commitment, structuring, underwriting, amendment, ticking and any other similar fee that is not payable to all relevant lenders in the primary syndication thereof and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender); provided that with respect to any Indebtedness that includes a “LIBOR floor” (i) to the extent that the LIBO Rate for a period equal to three months (or, for purposes of Section 2.11(a)(i), one month) (without giving effect to any floors in such definition) on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate for a period equal to three months (or, for purposes of Section 2.11(a)(i), one month) (without giving effect to any floors in such definition) on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (including, subject to the requirements of Section 9.04(g) or (i), as applicable, Holdings, the Borrower or any of their Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means applicable common law and all applicable treaties, rules having the force and effect of law, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any other Subsidiary directly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financing” means the cash equity contributions by the Sponsor and other Co-Investors (if any), directly or indirectly, to Merger Parent, the net proceeds of which will be further contributed, directly, or indirectly, to Merger Sub, in an aggregate amount equal to, when combined with the fair value of any rollover equity, at least 40.0% of the total consolidated pro forma debt and equity capitalization, excluding, for purposes of this determination, any outstanding Letters of Credit to the extent undrawn, of the Target and its Subsidiaries on the Effective Date after giving effect to the Transactions.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(b), (c) (m) and (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by a Loan Party or any ERISA Affiliate to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to any Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA), or a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from a Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent,” within the meaning of Section 4245 of ERISA, or in “endangered or critical status,” within the meaning of Section 305 of ERISA.

“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year (“Applicable Fiscal Year”), an amount equal to the excess of:

(a) the sum, without duplication, of:

(i)       Consolidated EBITDA for such period;

(ii)       decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Dispositions by Group Members completed during such period or the application of purchase accounting);

(iii)       cash receipts in respect of interest income and interest rate hedge agreements during such period to the extent not otherwise included in Consolidated Net Income; and

(iv)       the amount related to items that were deducted from or not added to net income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (A) such items represented cash received by the Borrower or any Restricted Subsidiary or (B) such items do not represent cash paid by the Borrower or any Restricted Subsidiary, in each case on a consolidated basis during such fiscal year;

over (b) the sum, without duplication, of:

(i)       increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Dispositions by any Group Member completed during such period or the application of purchase accounting);

(ii)       without duplication of amounts deducted pursuant to clause (vi) below in prior periods, the amount of Capital Expenditures permitted to be made during such period under this Agreement and made in cash during such period, to the extent not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness), or the issuance of Equity Interests, of one or more of the Group Members;

(iii)       the aggregate principal amount of all scheduled and mandatory principal payments of Indebtedness of the Group Members made in cash during such period (excluding mandatory prepayments based on Excess Cash Flow,but including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any scheduled amortization of Term Loans and (C) the amount of a mandatory prepayment of Term Loans in respect of Dispositions required under this Agreement), except to the extent financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness), or the issuance of Equity Interests, of one or more of the Group Members;

(iv)       without duplication of amounts deducted pursuant to clause (vi) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Group Members (on a consolidated basis) in connection with Permitted Acquisitions and other Investments (other than intercompany Investments and Permitted Investments) made during such period which are permitted under this Agreement to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness), or the issuance of Equity Interests, of one or more of the Group Members;

(v)       the amount of Restricted Payments otherwise permitted to be made during such period under this Agreement and actually paid in cash during such period (on a consolidated basis) by the Group Members, to the extent such dividends were financed with internally-generated cash flow of the Borrower and its Restricted Subsidiaries;

(vi)       without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Group Members for Capital Expenditures or Permitted Acquisitions that one or more Group Members has become obligated to make in cash during the Applicable Fiscal Year but that are not actually made during the Applicable Fiscal Year (to the extent permitted under this Agreement), in each case to the extent that such Capital Expenditures or Permitted Acquisitions are not financed with proceeds of the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness), the issuance of Equity Interests, or other proceeds of a financing transaction that would not be included in Consolidated Net Income or resulting from net proceeds from any Disposition; provided that (A) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Fiscal Year, signed by an authorized officer thereof, certifying that such Capital Expenditures or Permitted Acquisitions will be made in cash on or prior to June 30 of the current fiscal year (the fiscal year during which calculation of Excess Cash Flow is being made in respect of the Applicable Fiscal Year, the “Current Fiscal Year”) and (B) any amount so deducted shall not be deducted again in a fiscal year subsequent to the Current Fiscal Year; and provided, further, that, to the extent any permitted Capital Expenditures or Permitted Acquisition referred to in this clause (vi) does not occur on or prior to June 30 of the Current Fiscal Year specified in such certificate, the amount of such Capital Expenditures or Permitted Acquisition not so made shall be added to Excess Cash Flow in respect of the Current Fiscal Year;

(vii)       Taxes (including cash payments for Federal, state and other income tax liabilities incurred prior to the Effective Date) paid in cash by Holdings and its Subsidiaries on a consolidated basis during such fiscal year or that will be paid within six months after the close of such fiscal year; provided that with respect to any such amounts to be paid within six months after the close of such fiscal year, (x) any amount so deducted shall not be deducted again in a subsequent fiscal year and (y) appropriate reserves shall have been established in accordance with GAAP;

(viii)       cash expenditures in respect of any hedging agreement during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;

(ix)       any Transaction Costs paid in cash during such period to the extent such payments were not financed with proceeds of Loans or the issuance of incurrence of other Indebtedness of one or more Group Members, or the cash fees and expenses incurred in connection with any Investment, issuance of Equity Interests or issuance of Indebtedness that are not paid with the proceeds of any financing transaction, in each case whether or not consummated and to the extent such Investment or issuance is permitted under this Agreement;

(x)       the aggregate cash payments made during such period to satisfy earn-outs and similar obligations then due and payable by their terms to the extent such earn-outs or other similar obligations are (A) added back in the calculation of Consolidated EBITDA for such period and (B) otherwise permitted under this Agreement;

(xi)       the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior fiscal year), or an accrual for a cash payment, by the Borrower and its Restricted Subsidiaries or did not represent cash received by the Borrower and its Restricted Subsidiaries, in each case on a consolidated basis during such fiscal year; and

(xii)       amounts paid in cash during such fiscal year on account of (A) items that were accounted for as non-cash reductions of net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries in a prior fiscal year and (B) reserves or accruals established in purchase accounting.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts” means (a) zero balance deposit accounts, (b) in each case, accounts used solely for (i) payroll and other employee wage and benefit accounts, (ii) sales tax and all Tax accounts, (iii) escrow and cash collateral accounts, (iv) fiduciary or trust accounts, (c) deposit and/or securities accounts which hold (x) withheld income Taxes and federal, state or local employment Taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies within the following two (2) months with respect to employees of any of the Loan Parties or (y) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (d) deposit and/or securities accounts maintained in a jurisdiction outside of the United States, (e) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business and (f) deposit accounts owned or held by any CMF Subsidiary, the balance of which consists exclusively of Common Marketing Funds (and, in the case of clause (a) through (f), the funds or other property maintained in any such account).

“Excluded Affiliates” means (a) any Affiliates of a Person that are engaged as principals primarily in private equity or venture capital or (b) any Affiliates of a Person (other than any “above the wall” individuals) that are engaged directly or indirectly in a sale of the Target and its subsidiaries as sell-side representatives.

“Excluded Assets” means (a) any fee-owned real property with a Fair Market Value of less than $3,500,000 as determined on the Effective Date for existing real property and on the date of acquisition for after acquired real property, (b) all leasehold interests in real property, (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority, (e) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than any Loan Party) the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than wholly-owned Restricted Subsidiaries, (f) assets to the extent a security interest in such assets would result in adverse tax consequences to Holdings or one of its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (h) any lease, license or other agreement, or any property subject to a purchase money security interest or similar arrangement or any other agreement relating to the creation or acquisition of such property, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition, (i) in excess of 65% of the voting Equity Interests of (A) any Foreign Subsidiary that is a CFC or (B) any FSHCO, (j) Equity Interests in any Excluded Subsidiary, (k) commercial tort claims with a value of less than $3,500,000 and letter-of-credit rights (except to the extent a security interest therein can be perfected solely by a UCC filing), (l) Vehicles and other assets subject to certificates of title and (m) Excluded Accounts.

“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”): (a) any Subsidiary that is not a wholly-owned subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01(a), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case, from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), or for which the provision of a Guarantee could reasonably be expected to result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to Borrower or one of its subsidiaries (as reasonably determined by Borrower in good faith), (f) any Foreign Subsidiary, (g) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of Holdings that is a CFC, (h) any FSHCO, (i) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (j) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by Holdings from time to time, (k) any CMF Subsidiary and (l) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep-well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any withholding Tax that is attributable to the Administrative Agent’s or a Lender’s failure to comply with Section 2.17(e), (c) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (d) any Tax imposed pursuant to FATCA.

“Existing Credit Agreement Indebtedness” means the principal, interest, fees and other amounts, other than contingent obligations not due and payable, outstanding under that certain Credit Agreement, dated as of January 18, 2018, by and among the Target, SunTrust Bank, and the other parties party thereto, as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the (i) Effective Date there are two Facilities (i.e., the Initial  Term Facility and the Revolving Commitments established on the Effective Date and the extensions of credit thereunder) and (ii) as of the 2019 Incremental Effective Date there are four Facilities (i.e., the Initial Term Facility and the Revolving Commitments established on the Effective Date, the 2019 Incremental Effective Date Term Facility established on the 2019 Incremental Effective Date and the 2019 Delayed Draw Incremental Term Loan Facility established on the 2019 Incremental Effective Date) provided that, for the avoidance of doubt, (x) following the incurrence of the 2019 Incremental Effective Date Term Loans, the Initial Term Facility and the 2019 Incremental Effective Date Term Facility shall be a single Facility and (y) following each incurrence of 2019 Delayed Draw Incremental Term Loans, the Initial Term Facility, the 2019 Incremental Effective Date Term Facility and such 2019 Delayed Draw Incremental Term Loans shall be a single Facility and (iii) thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by Borrower.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above).

“FCPA” has the meaning assigned to such term in Section 3.18(b).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to SunTrust Bank on such day on such transactions as determined by the Administrative Agent.

“FEMA” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Financial Covenant” means the covenant set forth in Section 6.10.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Holdings or the Borrower.

“First Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E, entered into among the Collateral Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank equal in priority to the Liens securing the Secured Obligations (and acknowledged by the Loan Parties), with such modifications thereto as the Administrative Agent and Holdings may reasonably agree.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Flood Insurance Laws” has the meaning specified in Section 5.07(b).

“Foreign Intellectual Property” means any right, title or interest in or to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Founders” mean David Coba, Josh Coba, Galo Coba, Nelson Coba 2014 Irrevocable Family Trust, and their respective Permitted Transferees.

“Franchise” means a franchise (including any master franchises, development agreements, area representative agreements, sub-franchises, seller-assisted marketing plans or licenses) granted by Holdings or any of its Affiliates to operate one or more European Wax Center locations or area representative businesses associated with European Wax Center.

“Franchise Agreements” means any franchise, area developer or area representative agreement, including any state-specific or provincial riders, addenda, guarantees and amendments thereto, whereby a Franchisee is authorized by Holdings (or any of its successors or Affiliates) to operate one or more businesses pursuant to a Franchise. For clarity, the franchised businesses operating under the Franchise Agreements consist of European Wax Center location businesses, European Wax Center area developer businesses and European Wax Center area representative businesses.

“Franchisee” means any person or entity which purchased a Franchise from Holdings (or any of its successors or Affiliates), or who otherwise owns a Franchise or which has been granted a right to develop or operate or is granted a right to license others to develop or operate a Franchise.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Borrower) that has no material assets other than Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more direct Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if Holdings or the Borrower notifies the Administrative Agent that Holdings or the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings or the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, Permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender” has the meaning assigned to such term in Section 9.04(f).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Guarantors” means collectively, Holdings, each Intermediate Parent and the Subsidiary Loan Parties.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law because of their dangerous or deleterious properties or characteristics.

“Holdings” means (a) prior to any IPO, Initial Holdings and (b) on and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a subsidiary, Initial Holdings or (ii) if the IPO Entity is a subsidiary of Initial Holdings, the IPO Entity.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Impacted Loans” has the meaning assigned to such term in Section 2.14(b).

“Incremental Cap” means, as of any date of determination, (a) the greater of (x) $33,500,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period, plus (b) an unlimited amount such that after giving effect to the incurrence of any such Incremental Facility or Incremental Equivalent Debt, (1) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that ranks pari passu with the Lien securing the Term Loans, the First Lien Net Leverage Ratio after giving effect to the incurrence of such Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof, on a Pro Forma Basis, shall not exceed (i) 5.25:1.00 for the most recent Test Period then ended or (ii) if such Incremental Facility or Incremental Equivalent Debt is incurred in connection with a Limited Condition Transaction and subject to Section 1.04(c), the First Lien Net Leverage Ratio in effect immediately prior to giving effect to such transaction, (2) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral ranking junior to the Lien securing the Term Loans, the Secured Net Leverage Ratio after giving effect to the incurrence of such Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof, on a Pro Forma Basis, shall not exceed (i) 6.50:1.00 for the most recent Test Period then ended or (ii) if such Incremental Facility or Incremental Equivalent Debt is incurred in connection with a Limited Condition Transaction and subject to Section 1.04(c), the Secured Net Leverage Ratio in effect immediately prior to giving effect to such transaction or (3) if such Incremental Facility or Incremental Equivalent Debt is unsecured, the Interest Coverage Ratio after giving effect to the incurrence of such Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof, on a Pro Forma Basis, shall not be less than (i) 2.00:1.00 for the most recent Test Period then ended or (ii) if such Incremental Facility or Incremental Equivalent Debt is incurred in connection with a Limited Condition Transaction and subject to Section 1.04(c), the Interest Coverage Ratio in effect immediately prior to giving effect to such transaction (which shall assume that, in each case, (i) the full amounts of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments established at such time are fully drawn and (ii) the net cash proceeds of such Incremental Loans incurred at such time shall not be netted against the applicable amount of Consolidated Total Net Debt for purposes of such calculation of the First Lien Net Leverage Ratio or Secured Net Leverage Ratio), plus (c) all voluntary prepayments of the Loans pursuant to Section 2.11(a) made prior to such date (and accompanied by a reduction of the Revolving Commitments, in the case of a prepayment of Revolving Loans) and any Incremental Equivalent Debt incurred in reliance on the foregoing clause (a) or this clause (c), in each case, except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness), minus (d) the amount of all Incremental Facilities and all Incremental Equivalent Debt outstanding at such time that was incurred in reliance on the foregoing clauses (a), (b) and/or (c); provided, that, (A) amounts may be established or incurred utilizing clause (b) above prior to utilizing clause (a) or (c) above, (B) any calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Interest Coverage Ratio on a Pro Forma Basis pursuant to clause (b) above may be determined, at the option of the Borrower, without giving effect to any simultaneous establishment or incurrence of any amounts utilizing clause (a) or (c) above, and (C) for purposes of determining compliance with this definition, in the event that any utilization of the Incremental Cap meets the criteria of more than one of the foregoing clauses (a), (b) and (c), the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such utilization (or any portion thereof) and will only be required to include the amount and type of such utilization in one or more of the foregoing clauses.

“Incremental Equivalent Debt” means (x) Indebtedness incurred pursuant to Section 6.01(a)(xxiii) and (y) to the extent permitted to be secured pursuant to Section 6.02(xix), Indebtedness incurred pursuant to Section 6.01(a)(xxvi). Notwithstanding anything to the contrary, the maximum amount of Incremental Equivalent Debt that can be incurred at any time cannot exceed the Incremental Cap at such time.

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d)

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) Indebtedness of any Parent Entity appearing on the balance sheet of Holdings solely by reason of push down accounting under GAAP and (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent, pursuant to applicable law or by contract, such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Holdings” has the meaning assigned to such term in the preamble hereto.

“Initial_Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make an Initial Term Loan hereunder on the Effective Date. The initial amount of each Term Lender’s Initial Term Commitment is set forth on Schedule 2.01(a). As of the Effective Date, the total Initial Term Commitment is $190,000,000.

“Initial Term Facility” means the Initial Term Commitments and the Initial Term Loans hereunder.

“Initial Term Loans” means the term loans made by the Lenders to the Borrowers pursuant to Section 2.01(a) on the Effective Date.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreements” means, collectively, any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) cash Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Determination Date” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect), provided that ~~(a)~~each 2019 Incremental Effective Date Term Loans and 2019 Delayed Draw Term Loans shall have such Interest Period or Interest Periods (and such Adjusted LIBO Rate or Adjusted LIBO Rates) as shall be necessary to make such 2019 Incremental Effective Date Term Loans and 2019 Delayed Draw Term Loans fungible with the outstanding Initial Term Loans; provided, further, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period~~.~~ For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means any Subsidiary of Holdings of which the Borrower is a Subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof) on the Effective Date.

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.

“IPO Entity” means, at any time at and after an IPO, Holdings, a parent entity of Holdings, or an Intermediate Parent, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO.

“IPO Listco” means a wholly owned subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its Subsidiaries, Parent Entities and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Secured Obligations, taken as a whole, would not be materially impaired and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and Holdings of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of IPO Subsidiary with one or more direct or indirect holders of Equity Interests in Holdings with IPO Subsidiary surviving and holding Equity Interests in Holdings or the dividend or other distribution by Holdings of Equity Interests of IPO Shell Companies or other transfer of ownership to the holder of Equity Interests of Holdings, (d) the amendment and/or restatement of organization documents of Holdings and any IPO Subsidiaries, (e) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of Holdings in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or Holdings or any Subsidiaries to permit Holdings to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings, (g) the repurchase by IPO Listco of its Equity Interests from Holdings, the Borrower or any other Subsidiary, (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests in Holdings and certain non-economic/voting Equity Interests in the IPO Entity will be permitted to exchange such interests for certain economic/voting Equity Interests in the IPO Entity, (i) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other Disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of Holdings and (j) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Secured Obligations, taken as a whole, would not be materially impaired as determined by the Administrative Agent.

“IPO Shell Company” means each of IPO Listco, IPO Subsidiary and IPO Entity.

“IPO Subsidiary” means a wholly owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary.

“Issuing Bank” means (a) SunTrust Bank and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means SunTrust Robinson Humphrey, Inc., Natixis, New York Branch and Owl Rock Capital Advisors LLC.

“Joint Lead Arrangers” means SunTrust Robinson Humphrey, Inc., Natixis, New York Branch and Owl Rock Capital Advisors LLC.  and (ii) from and after the 2019 Incremental Effective Date, the 2019 Incremental Arrangers.

“Junior Financing” means any Indebtedness (other than any permitted intercompany Indebtedness owing to Holdings or any Restricted Subsidiary) that is either (a) contractually subordinated in right of payment to the Loan Document Obligations or (b) Material Indebtedness that is secured on a junior basis to the Liens securing the Secured Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LCA Election” has the meaning assigned to such term in Section 1.04(c).

“LCA Test Date” has the meaning assigned to such term in Section 1.04(c).

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders” means the Term Lenders, Revolving Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” means an amount equal to the Dollar Equivalent of $5,000,000.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“LIBO Rate” means, for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the rate set by ICE Benchmark Administration for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition (or similar investment) by one or more of Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, 2019 Incremental Assumption and Amendment No. 1, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, any Intercreditor Agreements, the other Security Documents, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means Holdings, the Borrower, the Subsidiary Loan Parties and any Intermediate Parent.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the directors, principals, members of management, officers, partners, members and employees of any Parent Entity, Holdings, the Borrower and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors and any such Persons who become holders of Equity Interests in Holdings (or any direct or indirect parent thereof) within six months after the Effective Date in connection with the Transactions.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means (a) on the Effective Date, a Company Material Adverse Effect or (b) after the Effective Date, any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (i) the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (iii) the rights and remedies of the Administrative Agent (taken as a whole) under the Loan Documents.

“Material Indebtedness” means (without duplication) Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and the Restricted Subsidiaries in an aggregate principal amount exceeding $8,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” shall mean any U.S. and non-U.S. (a) Trademarks (as defined in the Collateral Agreement), and (b) trade secrets, confidential information and know-how, in each case, owned or licensed by the Borrower and/or its Subsidiaries that is material to the business of Borrower and the Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired), as determined by the Borrower in its reasonable business judgment.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter or that is designated by Holdings as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter; provided that solely for purposes of Section 7.01(h) and Section 7.01(i) each such Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections; provided, further, that any Restricted Subsidiary owning rights in respect of any registered or applied for Intellectual Property material to the operations or business of Holdings, the Borrower or its Restricted Subsidiaries shall be required to be designated as a Material Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Merger” means the merger of Merger Sub with and into the Target, with the Target being the surviving entity of such merger.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 8, 2018, by and among Target, Merger Parent, Merger Sub, and David Coba, solely in his capacity as the representative for the Target’s equityholders, as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Merger Parent” General Atlantic (EWC) Collections, L.P., a Delaware limited partnership.

“Merger Sub” EW Merger Sub, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other similar security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property and the improvements thereon owned in fee by a Loan Party and (i) listed on Schedule 3.05(a) and identified as the “Mortgaged Property” or (ii) with respect to which a Mortgage is granted pursuant to Section 5.11 and Section 5.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party makes or is obligated to make contributions or with respect to which any Loan Party could have any liability under Section 4212(c) of ERISA (including any liability as a result of any Loan Party being considered a single employer with any ERISA Affiliate).

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings, the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) including the amount of Restricted Payments permitted with respect to the payment of Taxes under Section 6.08(a)(vii)(A), and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Project” shall mean (x) each plant, facility, branch, office or store which is either a new plant, facility, branch, office or store or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office or store owned by the Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit or product line to the extent such business unit or product line commences operations or production or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or sales channel.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Debt Limit” means, with respect to Indebtedness that a Restricted Subsidiary that is not a Loan Party may incur pursuant to this Agreement, in the aggregate, the greater of $10,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period.

“Not Otherwise Applied” means, with reference to the Available Amount or the Starter Basket, as applicable, that was not previously applied pursuant to Section 6.04(n), 6.08(a)(viii) or 6.08(b)(iv).

“Note Payoff” means the principal, interest, fees and other amounts outstanding under that certain Coba Advance Promissory Note, dated as of March 29, 2013, issued by the Target, in an original stated principal amount of $903,123.19, as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof~~.~~,

“OFAC” has the meaning assigned to such term in Section 3.18(c).

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Parent” means EW Super Holdco, LLC, a Delaware limited liability company.

“Parent Entity” means any Person that is a direct or indirect parent of Holdings.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means an Acquisition Transaction; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person) or (ii) such Person is merged into or consolidated with a Restricted Subsidiary and such Restricted Subsidiary is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.11, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.14 or is otherwise an Excluded Subsidiary), (d) (x) in the case of a Limited Condition Transaction, no Event of Default shall have occurred and be continuing on the date of the definitive agreement governing such Limited Condition Transaction, and no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing on the date of the consummation of such Limited Condition Transaction, and (y) in the case of any other Acquisition Transaction, after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (e) immediately after giving effect to such Acquisition Transaction, the Borrower shall be in Pro Forma Compliance with the Financial Covenant (subject, in the case of a Limited Condition Transaction, to Section 1.04(c)), (f) the total consideration paid by Persons that are Loan Parties to acquire the Equity Interests of any Person pursuant to Section 6.04(i) that becomes a Restricted Subsidiary but not a Guarantor, when taken together with the total consideration for all such Persons so acquired after the Effective Date, shall not exceed the greater of $40,000,000 and 135% of Consolidated EBITDA for the most recently ended Test Period (provided, that the limitation described in this clause (f) shall not apply to any Acquisition Transaction to the extent (1) such acquisition is made with the proceeds of sales of Qualified Equity Interests of, or common equity capital contributions to, Holdings or any Restricted Subsidiary, or (2) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Loan Party even though such Person owns Equity Interests in Persons that are not otherwise required to become Subsidiary Loan Parties, if, in the case of this subclause (2), not less than 50% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries) is generated by Person(s) that will become Subsidiary Loan Parties (i.e., disregarding any Consolidated EBITDA generated by Restricted Subsidiaries of such Subsidiary Guarantors that are not (or will not become) Subsidiary Loan Parties)); (g) the Borrower shall have delivered to the Administrative Agent a quality of earnings report (x) if received by the Borrower or any Restricted Subsidiary and (y) in any event, if the Consolidated EBITDA of such Person exceeds $8,000,000 for the most recently ended Test Period, and (h) such Acquisition Transaction shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders (or equivalent holders of Equity Interests) of Holdings or the applicable Restricted Subsidiary and such Person.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, and/or (c) any call protection with respect to the Loans and/or commitments of the Accepting Lenders, and/or (d) any changes to any prepayment provisions with respect to the Loans of such Accepting Lenders that are less favorable to such Accepting Lenders than to the Non-Accepting Lenders with respect to such applicable Loans and/or (e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted Encumbrances” means:

(a)       Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)       Contractual Liens (entered into in the ordinary course of business) of landlords and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)       Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)       Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

(e)       easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not and would not reasonably be expected to materially interfere with the ordinary conduct of the business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries, taken as a whole;

(f)       Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)       Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of Holdings or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)       rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i)       Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings.

“Permitted Holders” means (a) the Co-Investors and their Permitted Transferees, and (b) any group of which the Persons described in clause (a) are members and any other member of such group; provided that the Persons described in clause (a), without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, Voting Equity Interests in such Person representing a majority of the aggregate votes entitled to vote for the election of directors of such Person having a majority of the aggregate votes on the Board of Directors of such Person owned by such group.

“Permitted Holdings Debt” has the meaning assigned to such term in Section 6.01(a)(xviii).

“Permitted Investments” means any of the following, to the extent owned by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary:

(a)       dollars, euro, pounds, Australian dollars, Canadian dollars, Yuan and such other currencies held by it from time to time in the ordinary course of business;

(b)       readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

(c)       time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)       commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)       repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)       marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)       securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)       investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)       instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)       investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) above;

(k)       with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “ApprovedForeign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l)       investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted IPO Distributions” means after a qualified IPO, Restricted Payments in an aggregate amount, on an annual basis, not to exceed an amount equal to 6.00% of the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such qualified IPO.

“Permitted Junior Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior basis with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers and subject to customary exceptions for bridge financings or events of default or, if term loans, excess cash flow payments; provided that in each case, such Permitted Junior Refinancing Debt shall not participate in any such prepayment on a greater than pro rata basis with the Term Loans) that could result in redemptions of such Indebtedness prior to the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date at the time of such refinancing (it being understood that the Borrower shall be permitted to make any AHYDO “catch-up” payments, if applicable) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Second Lien Intercreditor Agreement. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to the Additional Refinancing Amount related thereto and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 and Section 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Sections 6.01(a)(xxi), (a)(xxii) or (a)(xxiii), such Indebtedness complies with the Required Additional Debt Terms, and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (i) the covenants and events of default of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the covenants and events of default of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Senior Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on an equal priority basis (but without regard to control of remedies) with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers and subject to customary exceptions for bridge financings or events of default or, if term loans, excess cash flow payments; provided that in each case, such Permitted Senior Refinancing Debt shall not participate in any such prepayment on a greater than pro rata basis with the Term Loans) that could result in redemptions of such Indebtedness prior to the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date at the time of such refinancing (it being understood that Holdings or the Borrower shall be permitted to make any AHYDO “catch-up” payments, if applicable) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if applicable, the First Lien/Second Lien Intercreditor Agreement. Permitted Senior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren and their respective lineal descendants and (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants and which is controlled by such Person, and (c) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings or any other IPO Entity.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default or, if term loans, excess cash flow payments) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt (it being understood that the Borrower shall be permitted to make any AHYDO “catch-up” payments, if applicable) and (iii) such Indebtedness is not secured by any Lien on any property or assets of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01.

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Pre-Closing Restructuring” means the “Restructuring”, as defined in the Merger Agreement.

“Prepayment Event” means:

(a)       any sale, transfer or other Disposition of any property or asset of the Borrower or any of the Restricted Subsidiaries pursuant to Section 6.05(i), Section 6.05(j), Section 6.05(k) or Section 6.05(m) other than Dispositions resulting in aggregate Net Proceeds not exceeding $2,500,000 in the case of any single transaction or series of related transactions; or

(b)       any Casualty Event resulting in aggregate Net Proceeds in excess of $2,500,000 in the case of any single event; or

(c)       the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted Senior Refinancing Debt, Permitted Junior Refinancing Debt and Other Loans) or permitted by the Required Lenders pursuant to Section 9.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Principal Issuing Bank” means, on any date, (a) the Issuing Bank, if there is only one Issuing Bank and (b) otherwise, (i) the Issuing Bank with the greatest LC Exposure on such date and (ii) each other Issuing Bank that has issued Letters of Credit that on such date have available for drawing thereunder (together with the aggregate unreimbursed LC Disbursement, thereunder on such date) the Dollar Equivalent of greater than $1,000,000.

“Pro Forma Adjustment” has the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition thereof (the “Pro Forma Adjustment”) shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, Intermediate Parent, the Borrower or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by Holdings, Intermediate Parent, the Borrower or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket or under any Revolving Credit Facility) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) the amount of unrestricted cash and cash equivalents shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, Intermediate Parent, the Borrower and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Pro Rata Extension Offers” has the meaning assigned to such term in Section 2.20(e).

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Exposure or principal of Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Exposure or principal of Term Loan, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Exposure) and principal of Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Exposure of all Lenders funded under such Commitments) and principal of Term Loan.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Purchasing Borrower Party” means Holdings or any subsidiary of Holdings.

“Qualified Equity Interests” means Equity Interests in Holdings or any parent of Holdings other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Removal Effective Date” has the meaning assigned to such term in Article VIII.

“Repricing Transaction” means (a) the incurrence by the Borrower of any Indebtedness in the form of a secured term loan that is broadly marketed or syndicated to banks and other institutional investors (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with an IPO, Change in Control or an upsizing in connection with a Permitted Acquisition or a Transformative Acquisition and the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term Loans or (b) any amendment to this Agreement which reduces the Effective Yield for the Term Loans, except for a reduction in connection with an IPO, Change in Control or an upsizing in connection with a Permitted Acquisition or a Transformative Acquisition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term Loans.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness shall not mature earlier than the Latest Maturity Date, (b) to the extent secured, shall rank equal in or junior to right of payment with the Term Loans, (c) except in the case of an amount of such Indebtedness elected by the Borrower in an aggregate principal amount not to exceed 50.0% of Consolidated EBITDA, shall not have a shorter Weighted Average Life to Maturity than the existing Term Loans, (d) such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder and (e) in the event that the Effective Yield for any such Indebtedness incurred prior to the first anniversary of the Effective Date that (1) is not junior to the Term Loans in terms of security or right of payment (including as a result of being a “last out facility”) or unsecured, (2) has a stated maturity date less than one year after the Term Maturity Date or (3) is not in the form of Incremental Notes, is greater than the Effective Yield for the Term Loans by more than 0.75% per annum, then the Effective Yield for the Term Loans shall be increased to the extent necessary so that the Effective Yield for the Term Loans are equal to the Effective Yield for such Indebtedness minus 0.75% per annum (provided that, to the extent any portion of the Effective Yield differential is attributable to a higher “LIBOR floor” being applicable to such Indebtedness, such floor shall only be included in the calculation of such differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Indebtedness prior to any increase in the Applicable Rate applicable to such Term Loans then outstanding); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term ~~Loans~~Loan and unused Commitments (exclusive of Swingline Commitments) representing more than 50.0% of the aggregate Revolving Exposures, outstanding Term Loans ~~and~~, unused Commitments and 2019 Delayed Draw Term Loan Commitments (exclusive of Swingline Commitments) at such time; provided that (a) to the extent set forth in Section 9.02, the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Commitments representing more than 50.0% of the aggregate Revolving Exposures and unused Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, the common law and any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to clause (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments; provided that the amount of Revolving Loans available on the Effective Date shall not exceed $8,000,000.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment or a Loan Modification Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(b), or in the Assignment and Assumption, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $20,000,000.

“Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the Revolving Loans, Swingline Loans and Letters of Credit.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means September 25, 2023 (or, with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment, the extended maturity date, set forth in any such Loan Modification Agreement).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor Agreement among the Administrative Agent and one or more Senior Representatives for holders of secured Junior Financing on customary or then market-prevailing terms for comparable facilities and reasonably satisfactory to the Administrative Agent.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any person that, at the time it enters into a Cash Management Agreement, is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person and is designated as a Secured Cash Management Agreement in accordance with this Agreement.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower, any Intermediate Parent or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (c) owed to a Person that is an Agent or Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred, in each case, to the extent that such Cash Management Services is designated in writing by the Borrower to the Administrative Agent to be included as a Secured Cash Management Agreement.

“Secured Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).

“Secured Parties” means (a) each Lender, (b) the Administrative Agent and Collateral Agent, (c) the Joint Bookrunners, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (f) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into, in each case, to the extent that such Swap Agreement is designated in writing by the Borrower to the Administrative Agent to be included as a Secured Swap Obligation.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11, Section 5.12 or Section 5.13 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted Senior Refinancing Debt, Permitted Junior Refinancing Debt or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter.

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solvent” means (a) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and its Subsidiaries on a consolidated basis taken as a whole immediately after consummation of the Transactions will not have unreasonably small capital with which to continue to be a going concern for the period from the date hereof through the Term Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) the Borrower and its Subsidiaries on a consolidated basis taken as a whole will be able to pay their Liabilities as those liabilities become mature.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Representations” means the following: (a) in connection with the Transactions effected on the Effective Date, the representations made by, or with respect to, the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Parent (or its Affiliates) has the right (without regard to notice or lapse of time or both) to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (in each case, in accordance with the terms of the Merger Agreement), and (b) in connection with any other Limited Condition Transaction, the representations and warranties made by or on behalf of the target of such Limited Condition Transaction, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interest of the Lenders, but only to the extent that the applicable Loan Party or Restricted Subsidiary has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Transaction as a result of a breach of such representations and warranties, and (c) in all cases, the representations and warranties of the Borrower and the Guarantors set forth in Section 3.01(a), (with respect to the Borrower and the Guarantors), Section 3.02 (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 3.03(b)(i) (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 3.08, Section 3.14, Section 3.16, Section 3.18 and Section 3.02(c) of the Collateral Agreement.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” means General Atlantic Service Company, L.P., its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, other than Holdings and its Subsidiaries or any portfolio company.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Start Date” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount.”

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors, and if any Lender is required to comply with the requirements of The Bank of England and/or the Prudential Regulation Authority (or any authority that replaces any of the functions thereof) or the requirements of the European Central Bank. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Subordinated Indebtedness” means any Junior Financing under clause (a) of the definition thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Loan Party” means (a) each Subsidiary (other than the Borrower) that is a party to the Guarantee Agreement and (b) any other Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the Collateral Agreement and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(d).

“Successor Holdings” has the meaning assigned to such term in Section 6.03(e).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swingline Commitment” means the commitment of each Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) SunTrust Bank, in its capacity as lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” means $5,000,000.

“Target” means EWC Ventures, LLC, a Delaware limited liability company.

“Tax Distribution” means an amount distributable from the Borrower and its Subsidiaries to Holdings, and from Holdings directly or indirectly to any Parent Entity, in an amount not to exceed, with respect to any taxable period, the product of (i) the amount of taxable income of or attributable to Holdings, the Borrower and their Subsidiaries (assuming for these purposes that each of Holdings, Borrower and their Subsidiaries are treated as regarded pass-through entities for U.S. federal income tax purposes and without duplication of any taxable income) for such taxable period (calculated (1) without regard to any deductions or losses allocable to or deductible by any direct or indirect owner of the Borrower (x) as a result of any adjustment pursuant to Sections 734 or 743 of the Code or (y) that are attributable to any basis step-up arising out of or attributable to the Transactions and (2) taking into account any income allocation under Section 704(c) of the Code) and (ii) the Tax Rate; provided, that Tax Distributions may be made quarterly on an estimated basis.

“Tax Group” has the meaning specified in Section 6.08(a)(vii)(A).

“Tax Rate” means the greater of (a) the highest combined marginal U.S. federal, state and local tax rate for an individual resident in New York, New York or California (whichever is higher) and (b) the highest combined marginal U.S. federal, state and local tax rate for a corporation that conducts no activities other than the activities of Holdings, the Borrower and their Subsidiaries, in each case applicable to income and gain attributable to Holdings, the Borrower and their Subsidiaries, taking into account (where relevant) the holding period of assets held by Holdings, the Borrower and its Subsidiaries and any qualified business income deduction under Section 199A of the Code as reasonably determined by the Borrower to be available to its direct or indirect owners, the taxable year in which such income or gain is recognized by Holdings, the Borrower and their Subsidiaries and the character of such income or gain, at the time for U.S. federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

~~“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make  a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the  Term Loan to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 2.01(a)  or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment, as the case may be.  As of the date hereof, the total Term Commitment is $190,000,000.~~

“Term Facility” means the Term Loans and any Incremental Term Loans or any refinancing thereof.

“Term Lenders” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment in respect of any Term Loans, Loan Modification Agreement or a Refinancing Amendment in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loans” means Loans made pursuant to clause (a), (c) and (d) of Section 2.01.

“Term Maturity Date” means September 25, 2024 (or, with respect to any Term Lender that has extended the maturity date of its Term Loans pursuant to a Permitted Amendment, the extended maturity date, set forth in any such Loan Modification Agreement).

“Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) the payment in full of all Loan Document Obligations (other than in respect of contingent indemnification and expense reimbursement claims not then due and owing) and (c) all Letters of Credit (other than those that have been Cash Collateralized or back-stopped in a manner satisfactory to the Issuing Bank) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a)or 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended June 30, 2018.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transformative Acquisition” means any acquisition by Holdings, the Borrower or any Restricted Subsidiary that is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition.

“Transactions” means, collectively, (a) the Pre-Closing Restructuring, (b) the Effective Date Distribution, (c) the Equity Financing, (d) the Acquisition and the Merger, (e) the funding of the Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, (f) the Effective Date Refinancing, (g) the Note Payoff, (h) the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Documents) and (i) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Transaction Costs” means any fees, costs or expenses incurred or paid by the Sponsor, Merger Sub, Merger Parent, Parent, Holdings, the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(e).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means any Subsidiary (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Effective Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voting Equity Interests” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the writedown and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02       Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Borrowing”).

SECTION 1.03       Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04       Accounting Terms; GAAP.

(a)       All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any changes in GAAP after the Effective Date, any lease of the Borrower or the Subsidiaries, or of any other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Effective Date (whether such lease is entered into before or after the Effective Date) shall not constitute Indebtedness or a Capital Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.

(b)       Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made; provided that, notwithstanding the foregoing, for purposes of the Financial Covenant set forth in Section 6.10 (but not any other provision of this Agreement that requires compliance with such covenant), any Specified Transaction that occurred subsequent to such period shall not be given pro forma effect.

(c)       Notwithstanding anything to the contrary herein, for purposes of (i) determining compliance with any provision in this Agreement which requires the calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Interest Coverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets) (including, in each case with respect to the incurrence of Indebtedness under Section 2.20), in each case, in connection with a Limited Condition Transaction, and for the purpose of any Specified Transactions that may be consummated thereafter, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such Limited Condition Transaction is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction is entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the Person acquired in respect of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (1) the date on which such Limited Condition Transaction is consummated or (2) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (but not for purposes of calculating the Financial Covenant), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(d)       Where reference is made to “Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than the Restricted Subsidiaries.

(e)       In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenant, standards or terms (collectively, the “Accounting Changes”) in this Agreement, Holdings and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Interest Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Administrative Agent and the Required Lenders, all financial covenant, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of Holdings) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

(f)       Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation or application thereof, and that such restatements will not, solely as a result of such change in GAAP or IFRS (or such interpretation or application), result in a Default or an Event of Default under the Loan Documents.

SECTION 1.05       Effectuation of Transactions. All references herein to Holdings, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06       Currency Translation; Rates.

(a)       Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the spot rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Net Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Holdings’ consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(b)       The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, except as expressly provided herein.

SECTION 1.07       Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Facility, Credit Agreement Refinancing Indebtedness or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE II

THE CREDITS

SECTION 2.01       Commitments. Subject to the terms and conditions set forth herein and in the 2019 Incremental Assumption Agreement, (a) each Term Lender agrees to make a Term Loan to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding its Incremental Term Commitment ~~and~~, (b) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (c) each 2019 Incremental Effective Date Term Lender agrees to make 2019 Incremental Effective Date Term Loans in dollars on the 2019 Incremental Effective Date in an aggregate principal amount not to exceed its 2019 Incremental Effective Date Term Loan Commitment; provided that upon the borrowing of the 2019 Incremental Effective Date Term Loans, these shall have identical terms as, and shall automatically be part of the same fungible Class as (and the Borrower and the Administrative Agent shall make such modifications to the terms thereof as reasonably necessary to ensure such fungibility) the Initial Term Loans and (d) each 2019 Delayed Draw Incremental Term Lender agrees to make 2019 Delayed Draw Incremental Term Loans at any time during the 2019 Delayed Draw Availability Period in an aggregate amount not to exceed its 2019 Delayed Draw Incremental Term Loan Commitment; provided that upon the borrowing of the 2019 Delayed Draw Incremental Term Loans, these shall have identical terms as, and shall automatically be part of the same fungible Class as (and the Borrower and the Administrative Agent shall make such modifications to the terms thereof as reasonably necessary to ensure such fungibility) the Initial Term Loans. The Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02       Loans and Borrowings.

(a)       Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)       Subject to Section 2.14, each Revolving Loan Borrowing and Term Loan Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)       At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurocurrency Borrowings outstanding.

SECTION 2.03       Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date or the 2019 Incremental Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided, further that any such notice of an ABR Borrowing of 2019 Delayed Draw Incremental Term Loans may be given not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i)         whether the requested Borrowing is to be a Revolving Loan Borrowing, a Term Loan Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii)        the aggregate amount of such Borrowing;

(iii)       the date of such Borrowing, which shall be a Business Day;

(iv)       whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)       the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)      that, as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and Section 4.02(b), to the extent applicable, are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04       Swingline Loans.

(a)       Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in dollars in an aggregate principal amount at any time outstanding that will not result in (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of any Swingline Lender exceeding its Revolving Commitment, (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments or (iii) the aggregate amount of Swingline Loans outstanding exceeding Swingline Sublimit; provided that the Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)       To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request (i) by telephone (confirmed in writing) or by email or facsimile (confirmed by telephone), not later than 2:00 p.m. New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of the Borrower maintained with the Swingline Lender because the Borrower is unable to maintain a general deposit account with the Swingline Lender under applicable Requirements of Law, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06 or (y) in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit accounts of the Borrower maintained with the Swingline Lender for the Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. The Swingline Lender shall not be required to fund any Swingline Loan if any Lender is at that time a Defaulting Lender if, after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Swingline Lender with the Borrower or such Lender to eliminate such Swingline Lender’s Defaulting Lender Fronting Exposure.

(c)       The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice the Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)       The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e)       The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

SECTION 2.05       Letters of Credit.

(a)       General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon agreement of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars for the Borrower’s own account (or for the account of any Subsidiary so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)       Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by the Administrative Agent and the such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit or (iii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c)       Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d)       Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date, unless Borrower delivers Cash Collateral or other credit support pursuant to arrangements reasonably satisfactory to such Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section in the currency of such LC Disbursement, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)       Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if such LC Disbursement is not less than the Dollar Equivalent of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Loan Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in dollars and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)       Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final, nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h)       Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i)       Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to in the case of an LC Disbursement denominated in dollars, ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)       Cash Collateralization. If any Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount of cash in dollars equal to the Dollar Equivalent of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement in accordance with the terms of the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)       Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)       Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m)       Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06          Funding of Borrowings.

(a)       Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in U.S. dollars by 2:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)       Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, if such Borrowing is denominated in dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)       The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07          Interest Elections.

(a)       Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a  Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)       To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Loan Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)       Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)       the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing (solely to the extent such Borrowing is denominated in dollars) or a Eurocurrency Borrowing; and

(iv)       if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)       Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)       If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing.

SECTION 2.08          Termination and Reduction of Commitments.

(a)       Unless previously terminated, (i) the Initial Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date. On the 2019 Incremental Effective Date (after giving effect to the funding of the 2019 Incremental Effective Date Term Loans to be made on such date), the 2019 Incremental Effective Date Term Loan Commitments of each Lender as of the Effective Date will terminate. The 2019 Delayed Draw Incremental Term Loan Commitments of each Lender shall terminate upon the Borrowing of 2019 Delayed Draw Incremental Term Loans in an amount equal to the principal amount of such 2019 Delayed Draw Incremental Term Loans that are borrowed on such date. On the 2019 Delayed Draw Termination Date, all then outstanding 2019 Delayed Draw Incremental Term Loan Commitments of each Lender on the 2019 Delayed Draw Termination Date will terminate.

(b)       The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)       The Borrower may at any time prior to the funding thereunder terminate, or from time to time reduce, the 2019 Delayed Draw Incremental Term Loan Commitments; provided, that each reduction of the 2019 Delayed Draw Incremental Term Loan Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(~~c~~d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section or any election to terminate or reduce the 2019 Delayed Draw Term Loan Commitments under paragraph (c) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments or 2019 Delayed Draw Term Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09          Repayment of Loans; Evidence of Debt; Superpriority of Revolving Loans.

(a)       The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is 10 Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Loan Borrowing in any currency is made, the Borrower shall repay all Swingline Loans in such currency that were outstanding on the date such Borrowing was requested.

(b)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)       The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)       Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form provided by the Administrative Agent and approved by the Borrower.

(f)       Notwithstanding anything in the Loan Documents to the contrary, upon (i) the exercise of remedies (including acceleration of the Loans) provided for in Section 7.01 or (i) the occurrence and during the continuation of an Event of Default under Section 7.01 (h) or (i), (a) all payments received by Administrative Agent, whether from Borrower, Holdings or any Guarantor or otherwise, (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document, and subject to Section 2.22, the application of all or any portion of such proceeds by the Administrative Agent to the maintenance, preservation and protection of the Collateral in accordance with the Loan Documents, (c) amounts received by any Lender by exercising any right of setoff or counterclaim or otherwise obtaining payment in respect of any principal of or interest on any of its Loans and (d) the application of cash collateral in accordance with the terms hereof, shall be applied to the Secured Obligations by the Administrative Agent, in each case in the following order of priority until each item is paid in full:

(i)       first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(ii)       second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Banks then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iii)       third, to all reimbursable expenses, if any, of the Lenders having or holding Revolving Loans (other than Incremental Facilities) or Revolving Commitments (other than Incremental Facilities) then due and payable pursuant to any of the Loan Documents (and including, without limitation, any fees, costs, expenses and indemnities that would accrue and become due but for the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), until the same shall have been paid in full.

(iv)       fourth, to the fees due and payable under Sections 2.12(a) and (b) of this Agreement and to interest then due and payable with respect to any Revolving Loans (other than Incremental Facilities) made hereunder (and including, without limitation, any fees and interest that would accrue and become due but for the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), until the same shall have been paid in full;

(v)       fifth, to the aggregate outstanding principal amount of the Revolving Loans (other than Incremental Facilities), the LC Exposure (to the extent secured by Liens) of any Revolving Lender (other than Additional Lenders) or any of its Affiliates, the Secured Cash Management Obligations and the Secured Swap Obligations of the Borrower and its Subsidiaries maintained with any Revolving Lender (other than Additional Lenders) or any of its Affiliates, until the same shall have been paid in full, allocated pro rata among any Lender, any counterparty to a Secured Cash Management Agreement or Swap Agreement, based on their respective Pro Rata Share of the aggregate amount of such Revolving Loans, the LC Exposure (to the extent secured by Liens), Secured Cash Management Obligations and Secured Swap Obligations;

(vi)       sixth, to additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all Cash Collateral held by the Administrative Agent pursuant to this Agreement is equal to the LC Exposure after giving effect to the foregoing clause fifth;

(vii)       seventh, to all reimbursable expenses, if any, of the Lenders to the extent not described in the foregoing clause third then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(viii)       eighth, to interest and fees, as applicable, then due and payable with respect to the Term Loan and any Loans under any Incremental Facility made hereunder (and including, without limitation, any fees and interest that would accrue and become due but for the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), until the same shall have been paid in full;

(ix)       ninth, to the aggregate outstanding principal amount of the Term Loan and any Loans under any Incremental Facility made hereunder, until the same shall have been paid in full; and

(x)       thereafter, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders (or any of their Affiliates, as applicable) under the Loan Documents shall be allocated among, and distributed to, the Revolving Lenders (or any of their Affiliates, as applicable) pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the Applicable Fronting Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Lenders as Cash Collateral for the Applicable Fronting Exposure, such account to be administered in accordance with Section 2.05(j).

SECTION 2.10         Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Term Loan Borrowings on the last day of each March, June, September and December (commencing on December 31, 2018) in the principal amount of (x), in the case of the Initial Term Loans, Initial Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25%, (y) in the case of each 2019 Incremental Effective Date Term Loan, an amount equal to 0.25% of the product of (A) the principal amount of such 2019 Incremental Effective Date Term Loan immediately after its funding on the 2019 Incremental Effective Date and (B) a fraction, the numerator of which is the aggregate principal amount of the Initial Term Loans outstanding immediately after closing on the Effective Date and the denominator of which is equal to the aggregate principal amount of Initial Term Loans outstanding immediately prior to the 2019 Incremental Effective Date and (z) in the case of each 2019 Delayed Draw Incremental Term Loan, an amount equal to 0.25% of the product of (A) the principal amount of such 2019 Delayed Draw Incremental Term Loan immediately after its funding and (B) a fraction, the numerator of which is the aggregate principal amount of the Initial Term Loans outstanding immediately after closing on the Effective Date and the denominator of which is equal to the aggregate principal amount of Initial Term Loans outstanding immediately prior to the funding of such 2019 Delayed Draw Incremental Term Loan; provided that if any such date is not a Business Day, such payment shall be due on the next succeeding Business Day.

(b)       To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c)       Any prepayment of a Term Facility Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Facility Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or Section 2.11(d) shall be applied to reduce the next eight scheduled and outstanding principal installments of the Term Facility Borrowings of such Class in direct order of maturity and thereafter ratably to the remaining payments thereof (including the bullet due on the Term Maturity Date), or, if otherwise provided in any Refinancing Amendment, Loan Modification Agreement or Incremental Facility Amendment, pursuant to the corresponding section of such Refinancing Amendment, Loan Modification Agreement or Incremental Facility Amendment, as applicable.

(d)       Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, two Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11        Prepayment of Loans.

(a)       (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that, on or prior to the six-month anniversary of the Effective Date, the Borrower (i) makes any prepayment of Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) a prepayment premium of 1.00% of the principal amount of the Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (b) of the definition thereof, an amount equal to 1.00% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(ii)       Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A)       The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)       (1) Subject to the proviso to subclause (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)       Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Term Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)       If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subclause (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Term Lender’s Specified Discount Prepayment Response given pursuant to clause (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(C)       (1) Subject to the proviso to subclause (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Term Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)       The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subclause (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)       If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(D)       (1) Subject to the proviso to subclause (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)       The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)       Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subclause (D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subclause (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(E)       In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)       If any Term Loan is prepaid in accordance with subclauses (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)       To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion, and as reasonably agreed by the Borrower.

(H)       Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)       Each of the Borrower and the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)       The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to this subclause (J), any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)       In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments (including as a result of a determination with respect to the Dollar Equivalent of any Letter of Credit made by the Administrative Agent pursuant to Section 1.06), the Borrower shall prepay Revolving Loan Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c)       In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary Loan Party in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, on the date of such Prepayment Event, and, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within five Business Days of the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if Holdings and its Restricted Subsidiaries invest (or commit to invest or reasonably expects to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in the business of Holdings, the Borrower and the other Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed or reasonably expected to be invested) by the end of such 12-month period (or if committed or reasonably expected to be so invested within such 12-month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed or reasonably expected to be invested); provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Borrowings to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(d)       Following the end of each fiscal year of Holdings, commencing with the fiscal year ending on December 28, 2019, the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the excess, if any, of (A) the ECF Percentage of Excess Cash Flow for such fiscal year (provided that such amount in this clause (A) shall be reduced by the aggregate amount of prepayments of (i) Term Loans and Other Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans and Other Revolving Loans) made pursuant to Section 2.11(a) or (c) (in connection with a Disposition or Casualty Event), in each case, during such fiscal year or after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to clause (ii) of Section 2.11(a) shall (x) be limited to the actual amount of such cash prepayment and (y) only be applicable if the applicable prepayment offer was made to all Lenders)) over (B) $2,500,000. Each prepayment pursuant to this paragraph shall be made on or before the date that is five days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)       Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loan Borrowings of more than one Class remain outstanding, the Borrower shall select Term Loan Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Loan Borrowings (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined shall be retained by the Borrower and the Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). Optional prepayments of Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16.

(f)       The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile substantially in the form of Exhibit R or any other form reasonably approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g)       Notwithstanding any other provisions of Section 2.11(c) or Section 2.11(d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) or Section 2.11(d) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law (including applicable local law) from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable and (B) to the extent that and for so long as Holdings has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have an adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when Holdings determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have an adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable.

SECTION 2.12  Fees.

(a)       The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)       The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)       The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)       The Borrower agrees to pay to the 2019 Incremental Arrangers, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the 2019 Incremental Arrangers.

(e)       The Borrower agrees to pay to the Administrative Agent in dollars for the account of each 2019 Incremental Effective Date Term Lender an upfront fee equal to 1.00% of the amount of 2019 Incremental Effective Date Term Loans advanced on the 2019 Incremental Effective Date by each such Lender. The Borrower and the Administrative Agent agree that such fee will be earned and payable as original issue discount on the 2019 Incremental Effective Date Term Loans on the 2019 Incremental Effective Date.

(f)       The Borrower agrees to pay to the Administrative Agent in dollars for the account of each 2019 Delayed Draw Incremental Term Lender an upfront fee equal to 1.00% of the amount of 2019 Delayed Draw Incremental Term Loans advanced by each such Lender during the 2019 Delayed Draw Availability Period. The Borrower and the Administrative Agent agree that such fee will be earned and payable as original issue discount on the drawing of the 2019 Delayed Draw Incremental Term Loans during the 2019 Delayed Draw Availability Period.

(~~d~~g)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

(~~e~~h)     Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13  Interest.

(a)       The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)       The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)      Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)       Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)       All computations of interest for ABR Loans (including ABR Loans determined by reference to the Adjusted LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14  Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)       the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”), then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii)(x) if any Borrowing Request requests a Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended and (y) if any Borrowing Request requests a Eurocurrency Borrowing denominated in euro, then such Borrowing shall be made as a Eurocurrency Borrowing with the rate thereof determined in accordance with the definition of “LIBO Rate”; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(c)       Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.14 and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change, taking into account then prevailing market convention for determining a rate of interest for U.S. syndicated loans at such time, and any such amendment to such provisions agreed to by the Borrower and the Administrative Agent shall become effective provided that such amendment is not objected to in a written notice provided to the Borrower and the Administrative Agent by Required Lenders within five (5) Business Days of the date that such proposed amendment is delivered to the Lenders electronically or in writing; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

SECTION 2.15  Increased Costs.

(a)       If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)       impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)       subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Loan made by such Lender, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) any Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 or (B) any Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under. Notwithstanding the foregoing, this paragraph (a) will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.

(b)       If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)       A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)       Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16  Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted LIBO Rate (determined without giving effect to any interest rate “floor”) for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17  Taxes.

(a)       Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law to deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) the Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b)       Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)       The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)       As soon as practicable after any payment of Taxes attributable to the Administrative Agent or any Lender to a Governmental Authority by any Loan Party, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the foregoing:

(1)       Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)       Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)       two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)      two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)       in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit P-1, P-2, P-3 and P-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms),

(D)       to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)       two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.

(4)       If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Administrative Agent shall deliver to the Borrower two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding. If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Administrative Agent shall deliver to the Borrower two properly completed and duly signed original copies of (i) Internal Revenue Service Form W-8ECI with respect to payments received for its own account and (ii) Internal Revenue Service Form W-8IMY (together with all required accompanying documentation) with respect to payments received by it on behalf of the Lenders.

Notwithstanding any other provisions of this Section 2.17(e), a Lender or the Administrative Agent shall not be required to deliver any form or other documentation (other than any form or documentation set forth in Section 2.17(e)(1), Sections 2.17(e)(2)(A) through (D), Section 2.17(e)(3) or Section 2.17(e)(4)) that such Lender or the Administrative Agent is not legally eligible to deliver.

(f)       If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with Holdings or the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pay all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnify the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any other Loan Party or with respect to which the Borrower or any other Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any other Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other Person).

(g)       The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, resignation of the Administrative Agent and any assignment or rights by, or replacement of, any Lender.

(h)       For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the Swingline Lender.

SECTION 2.18             Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)       The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursement or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in the currency in which such Loan is denominated, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b)       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)       If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class or participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19            Mitigation Obligations; Replacement of Lenders.

(a)       If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to, or otherwise indemnify, any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)       If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is or becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Principal Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20            Incremental Loans and Commitments.

(a)       The Borrower may at any time or from time to time after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) or (iii) one or more additional Classes of revolving credit commitments (the “Additional/Replacement Revolving Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Commitment Increases, the “Incremental Facilities”) from any Additional Lender; provided that, subject to Section 1.04(c) in the case of Incremental Facilities incurred to finance a Limited Condition Transaction, after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and at the time that any such Incremental Term Loan, Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitment is made or effected, (a) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Limited Condition Transaction and (b) no Event of Default shall have occurred and be continuing (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Agreement, which shall be subject to no Event of Default under clause (a), (b), (h) or (i) of Section 7.01). Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof if such Incremental Facilities are denominated in dollars (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b)       (i) The Incremental Term Loans (i) to the extent secured, shall rank equal in or junior to right of payment with the Term Loans, shall be secured only by the Collateral securing the Secured Obligations and shall only be guaranteed by the Loan Parties, (ii) shall not mature earlier than the Term Maturity Date, (iii) except in the case of an amount of Incremental Term Loans elected by the Borrower in an aggregate principal amount not to exceed 50.0% of Consolidated EBITDA, shall not have a shorter Weighted Average Life to Maturity than the existing Term Loans, (iv) shall have a maturity date (subject to clause (ii)), an amortization schedule (subject to clause (iii)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, in the event that the Effective Yield for any Incremental Term Loans that (1) are not junior to the Term Loans in terms of security or right of payment (including as a result of being a “last out facility”) or unsecured and (2) have a stated maturity date less than one year after the Term Maturity Date is greater than the Effective Yield for the Term Loans by more than 0.75% per annum, then the Effective Yield for the Term Loans shall be increased to the extent necessary so that the Effective Yield for the Term Loans are equal to the Effective Yield for the Incremental Term Loans minus 0.75% per annum (provided that, to the extent any portion of the Effective Yield differential is attributable to a higher “LIBOR floor” being applicable to such Incremental Term Loans, such floor shall only be included in the calculation of such differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Rate applicable to such Term Loans then outstanding); provided  further that the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder and (v) may otherwise have terms and conditions different from those of the Term Loans (including currency denomination); provided that (x) except with respect to matters contemplated by clauses (ii), (iii) and (iv) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date at the time such Incremental Term Loans are incurred) and (y) the documentation governing any Incremental Term Loans may include a financial maintenance covenant, it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the Term Lenders to the extent that such financial maintenance covenant is (1) also added for the benefit of any existing Loans and Commitments or (2) only applicable after the Latest Maturity Date.

(ii)       The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)) but shall not have “superpriority” status.

(iii)       The Additional/Replacement Revolving Commitments (i) shall rank equal or junior in right of payment with the Revolving Loans (subject to Section 2.09(f)), shall be unsecured or secured only by the Collateral securing the Secured Obligations and shall only be guaranteed by the Loan Parties, (ii) shall not mature earlier than the Revolving Maturity Date and shall require no mandatory commitment reduction prior to the Revolving Maturity Date, (iii) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (iv) shall contain borrowing, repayment and termination of Commitment procedures as determined by the Borrower and the lenders of such commitments, (v) may include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Facility Amendment) to the terms relating to the Letters of Credit with respect to the applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (vi) may otherwise have terms and conditions different from those of the Revolving Credit Facility (including currency denomination); provided that (x) except with respect to matters contemplated by clauses (ii), (iii), (iv) and (v) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) and (y) the documentation governing any Additional/Replacement Revolving Commitments may include financial maintenance covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such financial maintenance covenant for the benefit of each facility (provided, further, however, that, if the applicable new financial maintenance covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, such financial maintenance covenant shall be automatically included in this Agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)).

(c)       Each notice from Holdings or the Borrower pursuant to this Section 2.20 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Commitment Increases or Additional/Replacement Revolving Commitments.

(d)       Commitments in respect of Incremental Term Loans, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. Incremental Term Loans and loans under Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments for any purpose not prohibited by this Agreement.

(e)       Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21            Refinancing Amendments.

(a)       At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), which may be in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (ii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the earlier of the maturity date of the Term Loans being refinanced and the Latest Maturity Date at the time of such refinancing, (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be and (iv) no Event of Default shall exist or result therefrom; provided that the requirements in this subclause (iv) shall not apply to Credit Agreement Refinancing Indebtedness in respect of all the outstanding Term Loan and Revolving Loans (and unused Revolving Commitments). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b)       Notwithstanding anything to the contrary, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22            Defaulting Lenders.

(a)       General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)        Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)       Reallocation of Payments. Subject to the last sentence of Section 2.11(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv)       Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s participation in the Letter of Credit and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages; provided that for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to this Section, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that Lender.

(b)       Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23        Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24        Loan Modification Offers.

(a)       At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)       A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new or same “Class” of loans and/or commitments hereunder.

(c)       If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)       Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.25        MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans (including the provision of incremental credit facilities hereunder pursuant to Section 2.20 or otherwise, but excluding (i) any continuation or conversion of Loans under Section 2.07, (ii) the making of any Revolving Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall, if requested by any Lender, be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by laws relating to flood insurance and as otherwise reasonably required by the Administrative Agent or any Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower (solely as to itself and its respective Restricted Subsidiaries) represents and warrants to the Lenders that:

SECTION 3.01        Organization; Powers. Each of Holdings the Borrower and each Restricted Subsidiary is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to Holdings and the Borrower) and clause (c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02        Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of Holdings, the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04        Financial Condition; No Material Adverse Effect.

(a)       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto and (ii) fairly present in all material respects the financial condition of the Target and its consolidated subsidiaries as of the respective dates thereof for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b)       The unaudited consolidated balance sheet of the Target and its subsidiaries as of May 31, 2018 and the unaudited consolidated income statement for the three-month period ended May 31, 2018 (i) were prepared in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto and (ii) fairly present in all material respects the financial condition of the Target and its subsidiaries as of the date thereof and for such three-month period, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein.

(c)       Holdings has heretofore furnished to the Joint Lead Arrangers the pro forma consolidated balance sheet as of June 30, 2018 and the pro forma consolidated statements of income for the twelve month period ended June 30, 2018 of Borrower and its Subsidiaries (such pro forma balance sheet and statements of operations, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions as if such transactions had occurred on such date or at the beginning of such period, as the case may be. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its Subsidiaries as of June 30, 2018, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period (excluding the impact of purchase accounting effects required by GAAP).

(d)       Since the Effective Date, there has been no Material Adverse Effect.

(e)       No Default or Event of Default has occurred and is continuing.

SECTION 3.05        Properties.

(a)       Each of Holdings, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business as currently conducted, if any (including the Mortgaged Properties but excluding, for the avoidance of doubt, Intellectual Property, which is the subject of Section 3.13), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       As of the Effective Date after giving effect to the Transactions, Schedule 3.05(a) contains a true and complete list of each fee owned parcel of real property owned by a Loan Party having a Fair Market Value equal to or in excess of $3,500,000.

SECTION 3.06        Litigation and Environmental Matters.

(a)       There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)       Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07        Compliance with Laws and Agreements. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08        Investment Company Status. None of Holdings, the Borrower or any other Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09        Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings; provided that Holdings, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

SECTION 3.10 ERISA.

(a)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.11        Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

SECTION 3.12        Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each Subsidiary in, each Subsidiary.

SECTION 3.13        Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the Intellectual Property rights of any other Person. Holdings, the Borrower or each Restricted Subsidiary do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Holdings, the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of Holdings and the Borrower, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14        Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, Holdings and its Subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

SECTION 3.15        Senior Debt Status. The Loan Document Obligations constitute “Senior Indebtedness”, “Senior Debt,” “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Junior Financing and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

SECTION 3.16        Federal Reserve Regulations. None of Holdings, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17        Use of Proceeds. The Borrower will use the proceeds of (a) the Loans made on the Effective Date to finance a portion of the Transactions and pay Transaction Costs~~-and~~, (b) the Borrower will use the proceeds of the 2019 Incremental Effective Date Term Loans and the 2019 Delayed Draw Incremental Term Loans for general corporate purposes, including, but not limited to, the purchase of area representative agreements and/or area development contracts or to pay down any outstanding Revolving Loans and (c) the Revolving Loans and Swingline Loans after the Effective Date for general corporate purposes (including for any Permitted Acquisitions and Transaction Costs (including any working capital or other adjustments or payments payable under the Merger Agreement)).

SECTION 3.18        PATRIOT Act, OFAC and FCPA.

(a)       Holdings, the Borrower and the Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions.

(b)       Holdings, the Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of Holdings, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of Holdings, none of Holdings, the Borrower or the Restricted Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act or the FCPA.

(d)       (i) None of the Loan Parties is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Restricted Subsidiaries that are not Loan Parties or, to the knowledge of Holdings, any director, officer, employee or agent of any Loan Party or other Restricted Subsidiary, in each case, is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is Holdings, the Borrower or any Restricted Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

SECTION 3.19        Labor Agreements and Employee Matters.

(a)       Labor Agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Loan Party is a party to any labor or collective bargaining agreement and, with respect to any employees of the Loan Parties not currently covered by any labor or collective bargaining agreement, no petition for certification or election of any union, labor organization, works council or similar representative covering any employee of any Loan Party is existing or pending with respect to any employee of any Loan Party and (ii) to the knowledge of the Loan Parties, no such representative has sought certification or recognition with respect to any employee of any Loan Party.

(b)       Employee Matters. There are no strikes, picketing, or work stoppages against or involving any Loan Party, except for strikes, picketing, or work stoppages that, individually or in the aggregate, have not or would not reasonably be expected to have a Material Adverse Effect

SECTION 3.20        EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01        Effective Date. The obligations of the Lenders to make Loans (other than the 2019 Incremental Effective Date Term Loans and the 2019 Delayed Draw Incremental Term Loans, the conditions with respect to which are set forth in the 2019 Incremental Assumption Agreement) and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)       The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)       The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York and Delaware counsel for the Loan Parties and (ii) Gunster, Florida counsel for the Loan Parties. Holdings hereby requests such counsel to deliver such opinions.

(c)       The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in clause (d) of this Section.

(d)       The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)       The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and Holdings to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date (except as otherwise reasonably agreed by Holdings), reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)       The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties (other than with respect to the Target, its successors and its Subsidiaries), (b) creation of and perfection of security interests in the certificated Equity Interests of the Borrower and Material Subsidiaries (other than Foreign Subsidiaries) of the Borrower and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.13(a) or such later date as the Administrative Agent may reasonably agree).

(g)       No Company Material Adverse Effect shall have occurred since the date of the Merger Agreement.

(h)       The Joint Lead Arrangers shall have received the (i) Pro Forma Financial Statements, (ii) Audited Financial Statements, (iii) unaudited consolidated balance sheets of the Target and its consolidated subsidiaries as of May 31, 2018 and the related unaudited consolidated statement of income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for the period ending May 31, 2018.

(i)        The Specified Representations shall be accurate in all material respects on and as of the Effective Date; provided that any Specified Representations set forth in clause (b) of the definition thereof that are qualified by materiality, Company Material Adverse Effect or Material Adverse Effect, shall be accurate in all respects on and as of the Effective Date.

(j)        The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date, shall be consummated, in all material respects in accordance with the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by Holdings or Merger Sub thereto, other than those amendments or waivers that are materially adverse to the interests of the Lenders or the Administrative Agent in their capacities as such unless it is consented to by the Joint Lead Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned); provided (i) any amendment or waiver by Holdings or Merger Sub that results in a reduction in the Acquisition consideration shall not be deemed to be materially adverse to the Lenders or the Administrative Agent so long as any reduction is applied to ratably reduce the Equity Financing and the Term Loans as of the Effective Date and (ii) any amendment or waiver by Holdings or Merger Sub that results in an increase in the Acquisition consideration shall not be deemed to be materially adverse to the Lenders or the Administrative Agent so long as such increase is funded entirely by an increase in the Equity Financing.

(k)       The Equity Financing shall have been made, or substantially simultaneously with the initial Borrowings under the Term Facilities, shall be made.

(l)        Substantially simultaneously with the initial Borrowing under the Term Facility and the consummation of the Acquisition, the Effective Date Refinancing and the Note Payoff shall be consummated.

(m)       The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit F.

(n)       The Administrative Agent and the Joint Lead Arrangers shall have received all documentation at least three Business Days prior to the Effective Date and other information about the Loan Parties that shall have been reasonably requested by the Administrative Agent or the Joint Lead Arrangers in writing at least 10 Business Days prior to the Effective Date and that is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act and, if the Borrower qualifies as a “legal entity customer” under 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender that so requested shall have received, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower.

(o)       The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.07 and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured or lender loss payee, as applicable, in form and substance satisfactory to the Administrative Agent.

(p)       There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding of the Loans.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including any Borrowing of 2019 Delayed Draw Incremental Term Loans), and of each Issuing Bank to issue, amend to increase the face amount of, renew or extend any Letter of Credit, in each case other than on the Effective Date or with respect to any Incremental Facility, to the extent set forth in the related Incremental Facility Amendment, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)       The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (in each case, unless such date is the Effective Date); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)       At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (unless such Borrowing is on the Effective Date), no Default or Event of Default shall have occurred and be continuing.

(c)       The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment to increase the face amount of, renewal or extension of a Letter of Credit, in each case, other than on the Effective Date or with respect to any Incremental Facility, to the extent set forth in the related Incremental Facility Amendment, shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01        Financial Statements and Other Information. Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)        commencing with the financial statements for the fiscal year ending December 29, 2018, on or before the date that is 120 days after the end of each such fiscal year of Holdings (or, in the case of financial statements for the fiscal year ended December 29, 2018, on or before the date that is 150 days after the end of such fiscal year), audited consolidated balance sheets and audited consolidated statements of income and cash flows of Holdings as of the end of, including management discussion and analysis, and, for the fiscal year ending December 29, 2018, for the period beginning on the Effective Date and ending as of December 29, 2018, and thereafter, for such year, and related notes thereto, setting forth in each case, in comparative form the figures for the previous fiscal year (which comparisons shall not be required for the audited financial statements covering the period beginning on the Effective Date and ending on December 29, 2018 and which comparative form may be based on pro forma financial information to the extent any previous fiscal year includes a period occurring prior to the Effective Date), all reported on by RSM US LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than any qualification or exception that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of Indebtedness under this Agreement occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b)        commencing with the financial statements for the fiscal quarter ending on March 30, 2019, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, in the case of financial statements for the fiscal quarters ended on March 30, 2019 and June 29, 2019, respectively, on or before the date that is 60 days after the end of such fiscal quarter)), unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of Holdings and related explanations as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, and, commencing with the financial statements for the fiscal quarter ending on March 30, 2019, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the previous fiscal year (which comparative form may be based on pro forma financial information to the extent any previous period includes a period occurring prior to the Effective Date), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of Holdings and the Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)        simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)        not later than five days after the delivery of each set of consolidated financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) beginning with the financial statements for the fiscal quarter of Holdings ended December 29, 2018, setting forth reasonably detailed calculations (A) demonstrating compliance with the Financial Covenant contained in Section 6.10 and (B) in the case of financial statements delivered under clause (a) above, beginning with the financial statements for the fiscal year of Holdings ending on December 28, 2019, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements delivered under clause (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Holdings or any Restricted Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the first proviso in Section 2.11(c);

(e)        not later than 60 days after the commencement of each fiscal year of Holdings ending after the Effective Date, a detailed consolidated budget for Holdings and its Subsidiaries for such fiscal year (including a projected consolidated statement of financial position and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);

(f)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Restricted Subsidiary (or, if Holdings is a subsidiary of the IPO Entity, the IPO Entity) with the SEC or with any national securities exchange; and

(g)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

At the request of the Administrative Agent, Holdings will hold and participate in an annual conference call for Lenders to discuss financial information delivered pursuant to clause (a) of this Section 5.01 on a date that is mutually agreeable to the Administrative Agent and Holdings.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings or any Intermediate Parent (or a parent company of any of the foregoing) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings); provided that to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than any qualification or exception that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of Indebtedness under this Agreement occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which Holdings posts such documents, or provides a link thereto, on Holdings’ or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings and the Borrower hereby agree that they will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Joint Bookrunners shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, none of Holdings, the Borrower or any of their Subsidiaries shall be under any obligation to mark any Company Materials “PUBLIC”.

SECTION 5.02        Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)        the occurrence of any Default; and

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of Holdings or the Borrower, affecting Holdings, the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03        Information Regarding Collateral.

(a)        Holdings or the Borrower will furnish to the Administrative Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b)        Not later than five days after the delivery of financial statements pursuant to Section 5.01(a), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to Schedules I through IV of the Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any wholly-owned Domestic Subsidiary that is a Restricted Subsidiary and that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.

SECTION 5.04        Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, Permits, privileges, franchises, the patents, copyrights, trademarks and trade names material to the conduct of its business, in each case (other than with respect to the preservation of the existence of Holdings and the Borrower) to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05        Payment of Taxes, Etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06        Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all real and other tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07        Insurance.

(a)        Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings and the Borrower believe (in the good faith judgment of the management of Holdings and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings and the Borrower believes (in the good faith judgment of management of Holdings and the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings and the Borrower believe (in the good faith judgment of the management of Holdings and the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by a Loan Party shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names Collateral Agent, on behalf of the Secured Parties, as the loss payee/mortgagee thereunder.

(b)        If any improved parcel of any Mortgaged Property subject to FEMA rules and regulations is at any time located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto, the “Flood Insurance Laws”), then Holdings shall, or shall cause the relevant Loan Party to, (i) maintain or cause to be maintained, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance, which evidence complies with applicable Flood Insurance Laws and rules and regulations promulgated pursuant thereto.

SECTION 5.08        Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further, that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09        Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10        Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans drawn on the Effective Date, together with cash on hand of the Target and its Subsidiaries, on the Effective Date to, directly or indirectly finance a portion of the Transactions. The proceeds of the Revolving Loans and Swingline Loans drawn after the Effective Date will be used for general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used only for general corporate purposes. Holdings and its Subsidiaries will use the proceeds of (i) any Incremental Facilities for working capital or any other purpose not prohibited by this Agreement and (ii) any Credit Agreement Refinancing Indebtedness, applied among the Loans and any Incremental Facilities in accordance with the terms of this Agreement.

SECTION 5.11        Additional Subsidiaries. If any additional Restricted Subsidiary or Intermediate Parent is formed or acquired after the Effective Date (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), Holdings or the Borrower will, within 60 days after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 60 days after such notice (or such longer period as the Administrative Agent shall reasonably agree).

SECTION 5.12        Further Assurances.

(a)     Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)     If, after the Effective Date, any material assets (including any owned (but not leased) real property and improvements thereto or any interest therein) with a Fair Market Value in excess of $3,500,000, are acquired by the Borrower or any other Loan Party or are owned by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11, including, without limitation, any acquisition pursuant to a Delaware LLC Division (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), Holdings or the Borrower will promptly notify the Administrative Agent thereof, and, if reasonably requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and on the terms set forth in, and subject to last paragraph of, the definition of the term “Collateral and Guarantee Requirement”; provided that no Loan Party will mortgage any real property to the Administrative Agent unless and until (A) each Lender has received at least 45 days prior written notice prior that such real property will become a Mortgaged Property and (B) each Lender has confirmed to the Administrative Agent that all flood insurance due diligence and flood insurance compliance required by such Lender has been completed.

SECTION 5.13        Certain Post-Closing Obligations.

(a)       As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.13(a) or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 5.13(a) that would have been required to be delivered or taken on the Effective Date but for the proviso to Section 4.01(f), in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of “Collateral and Guarantee Requirement”.

(b)       To the extent not provided on or prior to the Effective Date, within 90 days of the Effective Date or such later date as the Administrative Agent reasonably agrees to in writing, Holdings shall deliver or cause to be delivered to the Administrative Agent endorsements or other amendments to the insurance policies required by Section 5.07 to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.14        Designation of Subsidiaries. Holdings or the Borrower may at any time after the Effective Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default shall have occurred and be continuing or would exist after giving effect thereto. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the Fair Market Value of Holdings’ or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.15        Environmental Matters. The Borrower will deliver to Administrative Agent (for distribution to Lenders) as soon as practicable following the receipt of knowledge thereof, written notice describing in reasonable detail:

(i)       any activity involving Hazardous Materials the existence of which, individually or in the aggregate, has had or would reasonably be expected to result in one or more Environmental Liabilities having a Material Adverse Effect;

(ii)       any Environmental Liability that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii)      any request for information from any Governmental Authority that indicates that such Governmental Authority is investigating whether a Loan Party or any of its Subsidiaries may be potentially responsible for any Release or threat of Release of Hazardous Materials, the subject matter of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(iv)     (A) any proposed acquisition of stock, assets, or property by any Loan Party or any of its Subsidiaries that would reasonably be expected to (1) expose such Loan Party or any of its Subsidiaries to, or result in, Environmental Liability that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (2) affect the ability of any Loan Party or any of its Subsidiaries to maintain in full force and effect all material Governmental Approvals required under any Environmental Laws for their respective operations where such failure to maintain, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (B) any proposed action to be taken by any Loan Party or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject any Loan Party or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Each Loan Party shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any remedial action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, if Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Loan Party or any Subsidiary or any Environmental Liabilities that, in either case, individually or in the aggregate, would reasonably be expected have a Material Adverse Effect, then each Loan Party shall, promptly upon receipt of request from Administrative Agent, cause the performance of, and allow Administrative Agent and its Related Parties access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater to the extent reasonably necessary, and cause the preparation of such reports, in each case as Administrative Agent may from time to time reasonably request to address such violations of Environmental Laws or Environmental Liabilities. Such audits, assessments and reports, to the extent not conducted by Administrative Agent or any of its Related Parties, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Administrative Agent and shall be in form and substance reasonably acceptable to Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01         Indebtedness; Certain Equity Securities.

(a)       Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Indebtedness, except:

(i)       Indebtedness of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24);

(ii)       Indebtedness (A) outstanding on the date hereof and listed on Section 1 of Schedule 6.01 and any Permitted Refinancing thereof and (B) that is intercompany Indebtedness among Holdings and its Restricted Subsidiaries outstanding on the date hereof and any Permitted Refinancing thereof;

(iii)       Guarantees by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)       Indebtedness of any Intermediate Parent, the Borrower or of any Restricted Subsidiary owing to any other Restricted Subsidiary, the Borrower, Holdings, or any Intermediate Parent to the extent permitted by Section 6.04; provided that (x) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Effective Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably satisfactory to the Administrative Agent, and (y) in the case of Indebtedness owed by any Restricted Subsidiary that is not a Loan Party to any Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.04;

(v)       (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any of the Restricted Subsidiaries financing the purchase price, acquisition, development, lease, construction, repair, replacement or improvement of fixed or capital assets (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A); provided, further, that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed $10,000,000;

(vi)       Indebtedness in respect of (A) Swap Agreements entered into to hedge or mitigate risks to which Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary) and (B) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary;

(vii)       (A) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition; provided, further, that the amount of such Indebtedness assumed pursuant to this clause (A) shall not exceed (I) $8,000,000 plus (II) the maximum aggregate principal amount that can be assumed (1) in the case of unsecured Indebtedness, without causing the Interest Coverage Ratio after giving Pro Forma Effect to the assumption of such Indebtedness and such Permitted Acquisition to be less than (x) 2.00 to 1.00 or (y) in the case of any Limited Condition Transaction, and subject to Section 1.04(c), the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition, for the most recently ended Test Period as of such time, (2) in the case of Indebtedness secured by a Lien that ranks pari passu with the Lien securing the Term Loans, without causing the First Lien Net Leverage Ratio to exceed (x) 5.25:1.00 or (y) in the case of any Limited Condition Transaction, and subject to Section 1.04(c), the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition, for the most recently ended Test Period as of such time, or (3) in the case of Indebtedness secured by a Lien ranking junior to the Lien securing the Term Loans, without causing the Secured Net Leverage Ratio to exceed (x) 6.50:1.0 or (y) in the case of any Limited Condition Transaction, and subject to Section 1.04(c), the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition, for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(viii)       payments required under Section 6.09 of the Merger Agreement to the extent constituting Indebtedness in accordance with GAAP;

(ix)       Indebtedness representing deferred compensation to employees of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(x)       Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in Holdings (or any direct or indirect parent thereof) permitted by Section 6.08(a);

(xi)       Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including any “earn outs”) incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)       Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii)       Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv)       Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the principal amount of such Indebtedness, together with the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv), shall not exceed the greater of $18,000,000 and 60% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xv)       Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvi)       Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or selfinsurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii)       obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xviii)       unsecured Indebtedness of Holdings or any Intermediate Parent (“Permitted Holdings Debt”) (A) that is not subject to any Guarantee by any subsidiary thereof, (B) that will not mature prior to the date that is 91 days after the Latest Maturity Date in effect on the date of issuance or incurrence thereof (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted or required to be exchanged for permanent refinancing which does not mature earlier than 91 days after the Latest Maturity Date), (C) that has no scheduled amortization or payments, repurchases or redemptions of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of subclause (E) below), (D) that permits payments of interest or other amounts in respect of the principal thereof to be paid in kind rather than in cash, (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior or senior subordinated discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior or senior subordinated discount notes of a holding company); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the issuance or incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (F) that any such Indebtedness of Holdings or any Intermediate Parent is subordinated in right of payment to its Guarantee under the Guarantee Agreement; provided, further, that any such Indebtedness shall constitute Permitted Holdings Debt only if immediately after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing;

(xix)       (A) unsecured Indebtedness of the Borrower or any of the Restricted Subsidiaries; provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Interest Coverage Ratio is greater than or equal to 2.00 to 1.00 and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided, further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xix) together with clause (xxvi) below shall not exceed the Non-Loan Party Debt Limit;

(xx)       Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xxi)       Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;

(xxii)       Permitted Senior Refinancing Debt and Permitted Junior Refinancing Debt, and any Permitted Refinancing thereof;

(xxiii)       (A) Indebtedness of the Borrower or any Subsidiary Loan Party issued in lieu of Incremental Facilities consisting of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens having equal priority with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) (such notes, “Incremental Notes”) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) or (ii) secured or unsecured loans (which loans, if secured, must be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations); provided that (i) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause shall not exceed at the time of incurrence the Incremental Cap at such time, (ii) such Indebtedness complies with the Required Additional Debt Terms and (iii) the condition set forth in the proviso in the first sentence of Section 2.20(a) shall have been complied with as if such Indebtedness was an Incremental Facility and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(xxiv)       [reserved];

(xxv)       Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $10,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xxvi)       (A) Indebtedness incurred to finance a Permitted Acquisition; provided that (i) the amount of such Indebtedness incurred pursuant to this clause (A) shall not exceed (I)$10,000,000 plus (II) (1) if such Indebtedness is unsecured, the maximum aggregate principal amount that can be incurred without causing the Interest Coverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such Permitted Acquisition to be less than (x) 2.00 to 1.00 or (y) in the case of a Limited Condition Transaction and subject to Section 1.04(c), the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition, for the most recently ended Test Period as of such time, or (2) if such Indebtedness is secured by a Lien that ranks pari passu with the Lien securing the Term Loans, the maximum aggregate principal amount that can be incurred without causing the First Lien Net Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such Permitted Acquisition to be greater than (x) 5.25 to 1.00 or (y) in the case of a Limited Condition Transaction and subject to Section 1.04(c), the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition, for the most recently ended Test Period as of such time, or (3) if such Indebtedness is secured by a Lien that ranks junior to the Lien securing the Term Loans, the maximum aggregate principal amount that can be incurred without causing the Secured Net Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such Permitted Acquisition to be greater than (x) 6.50 to 1.00 or (y) in the case of a Limited Condition Transaction and subject to Section 1.04(c), the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition, for the most recently ended Test Period as of such time, and (ii) the aggregate principal amount of Indebtedness complies with the Required Additional Debt Terms and, to the extent secured by Liens on the Collateral, such Liens shall be (x) in the case of secured bonds, notes or debentures equal or junior in priority and (y) in the case of secured loans, junior in priority, in each case, relative to the Liens on the Collateral securing the Secured Obligations and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided, further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxvi) together with clause (xix) above shall not exceed the Non-Loan Party Debt Limit;

(xxvii)       Unsecured Indebtedness in an aggregate outstanding principal amount not greater than 100% of the net cash proceeds or cash equivalents received by the Borrower from (x) the issuance or sale of Equity Interests or (y) a contribution to its common equity; and

(xxviii)       all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvii) above.

(b)       Holdings and each Intermediate Parent will not create, incur, assume or permit to exist any Indebtedness except Indebtedness created under Sections 6.01(a)(i), (iii), (iv), (vi), (ix), (x), (xi), (xii), (xiii) and (xviii) and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.

(c)       Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests and (B) in the case of the Borrower or any Restricted Subsidiary or Intermediate Parent, (x) preferred Equity Interests or Disqualified Equity Interests issued to and held by Holdings the Borrower or any Restricted Subsidiary and (y) preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (y) any such issuance of preferred Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in Section 6.01(a) and (b).

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxviii) above, Holdings shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i).

SECTION 6.02         Liens. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)       Liens created under the Loan Documents incurred under Section 6.01(a)(i);

(ii)       Permitted Encumbrances;

(iii)       Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (1) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)       Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)       leases, licenses, subleases or sublicenses granted to others (whether on an exclusive or non-exclusive basis) that do not materially impair the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(vi)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)       Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii)       Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)       Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(x)       Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi)       Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) any Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

(xii)       any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiii)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv)       Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)       Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)       Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)       ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(xviii)       Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)       Liens (A) on the Collateral securing Permitted Senior Refinancing Debt, (B) on the Collateral securing Permitted Junior Refinancing Debt, (C) on the Collateral securing Incremental Equivalent Debt and (D) on the Collateral securing Indebtedness expressly permitted pursuant to Section 6.01(a)(xxvi) in accordance with the terms thereof; provided (x) if any such Indebtedness is secured by the Collateral on pari passu basis (but without regard to control of remedies) with Liens securing the Secured Obligations, such Indebtedness shall be subject to a First Lien Intercreditor Agreement and (y) if any such Indebtedness is secured by the Collateral on a junior basis with Liens securing the Secured Obligations, such Indebtedness shall be subject to a Second Lien Intercreditor Agreement;

(xx)       other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $10,000,000 and 35% of Consolidated EBITDA for the Test Period then last ended;

(xxi)       Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxii)       other Liens secured by the Collateral on a junior basis with Liens securing the Secured Obligations, subject to a Second Lien Intercreditor Agreement; provided that after giving effect to such Liens, on a Pro Forma Basis, the Secured Net Leverage Ratio is less than or equal to 6.50 to 1.0;

(xxiii)       receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxiv)       Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law; and

(xxv)       with respect to leased real property, Liens to which the fee or other superior interest in such real property is subject.

For purposes of determining compliance with this Section 6.02, in the event that a Lien meets the criteria of more than one of the categories of Liens described in clauses (i) through (xxv) above, Holdings shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses unless a clause is expressly tied to a specified Section or clause hereunder.

SECTION 6.03         Fundamental Changes. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a)       any Restricted Subsidiary (other than the Borrower) or Intermediate Parent may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries (other than the Borrower); provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;

(b)       any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if Holdings determines in good faith that such action is in the best interests of Holdings, the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(c)       any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(d)       (I) the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States or any political subdivision thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (x) if such other Person is not a Loan Party prior to giving effect to such merger, amalgamation or consolidation, no Event of Default exists after giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(e)       Holdings or any Intermediate Parent may merge, amalgamate or consolidate with any other Person, so long as no Event of Default exists after giving effect to such merger, amalgamation or consolidation; provided that (A) Holdings or Intermediate Parent, as applicable, shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or Intermediate Parent, as applicable, or is a Person into which Holdings or Intermediate Parent, as applicable, has been liquidated (any such Person, the “Successor Holdings”), (1) the Successor Holdings shall expressly assume all the obligations of Holdings or Intermediate Parent, as applicable, under this Agreement and the other Loan Documents to which Holdings or Intermediate Parent, as applicable, is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (2) each Loan Party other than Holdings or Intermediate Parent, as applicable, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings or Intermediate Parent, as applicable, immediately prior to such transaction, (4) Holdings or Intermediate Parent, as applicable, shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement and (5) Holdings may not merge, amalgamate or consolidate with any of their Subsidiaries that are Loan Parties if any Permitted Holdings Debt is then outstanding unless the Interest Coverage Ratio is greater than or equal to 2.0 to 1.0 on a Pro Forma Basis; provided, further, that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings or Intermediate Parent, as applicable, under this Agreement and the other Loan Documents; provided, further, that Holdings agrees to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(f)        any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(g)       Holdings, the Borrower and the Restricted Subsidiaries may consummate the Transactions (including the Merger);

(h)       Holdings and its Subsidiaries may undertake or consummate any IPO Reorganization Transactions and any transaction related thereto or contemplated thereby; and

(i)        any Restricted Subsidiary (other than the Borrower) may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

SECTION 6.04              Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, make or hold any Investment, except:

(a)       Permitted Investments at the time such Permitted Investment is made;

(b)       loans or advances to officers, directors and employees of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed $1,000,000;

(c)       Investments by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in any of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; provided that the aggregate outstanding amount of Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (c) shall not exceed the greater of $10,000,000 and 35% of Consolidated EBITDA;

(d)       Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)       Investments consisting of extensions of trade credit in the ordinary course of business;

(f)        Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;

(g)       Investments in Swap Agreements permitted under Section 6.01(a)(vi);

(h)       promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(i)        Permitted Acquisitions;

(j)        the Transactions;

(k)       Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)        Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)      loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) or such Intermediate Parent in accordance with Section 6.08(a);

(n)      additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (n), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (n), shall not exceed the sum of (A) the greater of $18,000,000 and 60% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (B) so long as no Event of Default has occurred and is continuing, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(o)      Holdings and its Subsidiaries may undertake or consummate any IPO Reorganization Transaction and transactions relating thereto or contemplated thereby;

(p)      advances of payroll payments to employees in the ordinary course of business;

(q)      Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Cure Amounts) of Holdings (or any direct or indirect parent thereof or the IPO Entity); provided that (i) such amounts used pursuant to this clause (q) shall not increase the Available Amount and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings (or any direct or indirect parent thereof or the IPO Entity) shall otherwise be permitted pursuant to this Section 6.04;

(r)       Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)      non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(t)       Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(t)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.08, respectively;

(u)      additional Investments; provided that after giving effect to such Investment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 4.50 to 1.00 and (B) there is no continuing Event of Default;

(v)      contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;

(w)      to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)       Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(y)      Investments consisting of purchases of assets of Franchisees (including, but not limited to, area development contracts owned by Franchisees) in the ordinary course of business or otherwise in an amount not exceeding $60,000,000, so long as (A) no Event of Default shall have occurred and be continuing and (B) the Borrower is in pro forma compliance with the Financial Covenant after giving effect to any such purchase;

(z)       So long as no Event of Default shall have occurred and be continuing, Investments in Franchisees (including, but not limited to, (i) Guarantees or other credit support of any Indebtedness and other liabilities thereof and (ii) loans, advances or contributions to the marketing and advertising funds operating in connection with the European Wax Center franchise systems) not to exceed the greater of $20,000,000 and 70% of Consolidated EBITDA;

(aa)     Investments consisting of accounts and payment intangibles owing to the Borrower or any of the Restricted Subsidiaries from Franchisees; provided that such obligation shall be on such terms as the Borrower or the applicable Restricted Subsidiary establishes in good faith; and

(bb)    Investments consisting of advances or expenditures by any Loan Party to, or on behalf of, any CMF Subsidiary in support of advertising and marketing programs in the ordinary course consistent with current practices.

For purposes of determining compliance with this Section 6.04, in the event that any item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (bb) above, Holdings shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses.

SECTION 6.05               Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent, to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it (including, in each case, any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)      Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is either no longer used or useful, or no longer economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b)      Dispositions of inventory and other assets in the ordinary course of business;

(c)      Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)      Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04(c) or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04(c);

(e)      Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08, Liens permitted by Section 6.02 and issuances of Equity Interests permitted by Sections 6.09(iv) and 6.09(xi), in each case, other than by reference to this Section 6.05(e);

(f)       Dispositions of Permitted Investments;

(g)      Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(h)      leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case that do not materially impair the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(i)       transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j)       Dispositions of property to Persons other than Restricted Subsidiaries (including (x) the sale or issuance of Equity Interests in a Restricted Subsidiary and (y) any Sale Leaseback) not otherwise permitted under this Section 6.05 (A) in an amount not to exceed $2,500,000, plus (B) additional amounts subject to the following: (i) such Disposition is made for Fair Market Value and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $2,500,000 for any transaction or series of related transactions, the Borrower or a Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (x) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (y) any securities received by Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (z) any Designated Non-Cash Consideration received by Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (j) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of 3% of Consolidated Total Assets for the most recently ended Test Period, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k)      Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)       Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of any Intermediate Parent, the Borrower and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(m)      transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(n)      Holdings and its Subsidiaries may undertake or consummate any IPO Reorganization Transactions or any transaction related thereto or contemplated thereby;

(o)      Dispositions of Franchises in the ordinary course of business; and

(p)      Dispositions of any European Wax Center location and related assets owned by the Borrower or any Restricted Subsidiary (and whether through the sale of capital of any person owning such assets) to any Franchisee, or Persons who become Franchisees as a result of such transaction, so long as no Event of Default shall exist or result therefrom.

Notwithstanding the foregoing of this Section 6.05 or of Section 6.04 or 6.08, unless the Collateral Agent shall be granted a license of such Material Intellectual Property pursuant to and in accordance with Section 4.03 of the Collateral Agreement, the Borrower and its Subsidiaries shall not, without the consent of the Administrative Agent, Dispose of any Material Intellectual Property (including, without limitation, by way of Investment or dividend or other distribution) to any person other than a Loan Party other than (i) licenses or sublicenses of Material Intellectual Property in the ordinary course of business (including, without limitation, to Franchisees) and (ii) Dispositions of Material Intellectual Property that is either no longer used or useful, or no longer economically practicable to maintain, in each case, as determined by the Borrower in its reasonable business judgment.

SECTION 6.06                 Holdings Covenant. Holdings and any Intermediate Parent will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of any Intermediate Parent and any IPO Shell Company, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters related to any Parent Entity, Holdings, and the Borrower or any of their Subsidiaries, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee permitted to be incurred or made by it under this Article VI, the Merger Agreement, the Transactions, the other agreements contemplated by the Merger Agreement and the other agreements contemplated hereby and thereby, (v) financing activities, including any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings or any Intermediate Parent is permitted to enter into or consummate under this Article VI (including, but not limited to, the making of any Restricted Payment permitted by Section 6.08 or holding of any cash or Permitted Investments received in connection with Restricted Payments made in accordance with Section 6.08 pending application thereof in the manner contemplated by Section 6.04, the incurrence of any Indebtedness permitted to be incurred by it under Section 6.01 and the making of (and activities as necessary to consummate) any Investment permitted to be made by it under Section 6.04), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues, employment of corporate-level executives, administration of executive and employee cash incentive plans and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 6.09, (ix) activities as necessary to consummate any Permitted Acquisition or any other Investment permitted hereunder, (x) activities incidental to the consummation of the Transactions, (xi) activities reasonably incidental to the consummation of an IPO, including the IPO Reorganization Transactions and (xii) activities incidental to the businesses or activities described in clauses (i) through (xi) of this paragraph.

SECTION 6.07                 Negative Pledge. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a)      restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) [reserved], (iv) any documentation governing Incremental Equivalent Debt, (v) any documentation governing Permitted Unsecured Refinancing Debt, Permitted Senior Refinancing Debt or Permitted Junior Refinancing Debt, (vi) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxvi) and (vii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vii) above; provided that with respect to Indebtedness referenced in (A) clauses (iv) and (vi) above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (v) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b)      customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)      restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)      customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)      restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;

(f)       any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement is imposed solely on such Restricted Subsidiary and its subsidiaries;

(g)      restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h)      restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)       restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)       customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04 and applicable solely to such joint venture and entered into in the ordinary course of business; and

(k)      customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Holdings has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations.

SECTION 6.08                 Restricted Payments; Certain Payments of Indebtedness.

(a)      Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to pay or make, directly or indirectly, any Restricted Payment, except:

(i)       The Borrower and each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of any such Subsidiary that is not a wholly-owned Subsidiary, to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(ii)       [reserved];

(iii)      Holdings and any Intermediate Parent may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iv)      Restricted Payments made in connection with or in order to consummate the Transactions and the fees and expenses related thereto (including Restricted Payments (x) to direct and indirect parent companies of Merger Sub to finance a portion of the consideration for the Acquisition, (y) to holders of Equity Interests of the Target (immediately prior to giving effect to the Acquisition) including pursuant to Section 1.01 of the Merger Agreement and (z) post-closing purchase price or other adjustments contemplated by the Merger Agreement) and Restricted Payments in respect of working capital adjustments or purchase price adjustments and to satisfy indemnity and other similar obligations under the Merger Agreement;

(v)       repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interest in any direct or indirect parent of Holdings) or any Intermediate Parent, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interests;

(vi)      Restricted Payments to Holdings which Holdings may use to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or to make principal or interest payments with respect to any unsecured promissory notes issued by any Parent Entity in connection therewith) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date, together with the aggregate amount of loans and advances to Holdings previously made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (vi), shall not exceed $5,000,000 in any fiscal year (or, following consummation of an IPO, $10,000,000 in any fiscal year) with unused amounts in any fiscal year being carried over to succeeding fiscal years; provided that such amount in any fiscal year may be increased by an amount not to exceed the cash proceeds of any key man policy;

(vii)     any Intermediate Parent and the Borrower may make Restricted Payments in cash to Holdings and any Intermediate Parent and, where applicable, Holdings and such Intermediate Parent may make Restricted Payments in cash:

(A)       to the extent constituting a Tax Distribution;

(B)        the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof or any Intermediate Parent) attributable to the ownership or operations of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower and the Restricted Subsidiaries under this Agreement, (4) [reserved] and (5) payments that would otherwise be permitted to be paid directly by the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(iii) or (x);

(C)        the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its organizational existence;

(D)       the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 6.08(a)(iv) or Section 6.08(a)(vi);

(E)       to finance any Investment permitted to be made pursuant to Section 6.04 other than Section 6.04(m); provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) Holdings or any Intermediate Parent shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or the Restricted Subsidiaries or (y) the Person formed or acquired to merge, amalgamate into or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(F)      the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries;

(G)        the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity or debt offering not prohibited by this Agreement (whether or not such offering is successful); and

(H)       the proceeds of which shall be used to make payments in connection with any tax receivable agreements entered into in connection with an IPO Reorganization Transaction.

(viii)      in addition to the foregoing Restricted Payments, the Borrower and any Intermediate Parent may make additional Restricted Payments to Holdings and any Intermediate Parent, the proceeds of which may be utilized by Holdings to make additional Restricted Payments or by Holdings or by any Intermediate Parent to make any payments in respect of any Permitted Holdings Debt, in an aggregate amount, when taken together with the aggregate amount of loans and advances to Holdings previously made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (viii), not to exceed the sum of (A) an amount at the time of making any such Restricted Payment, together with any other Restricted Payment previously made utilizing this subclause (A) and the aggregate amount of payments previously made utilizing Section 6.08(b)(iv)(A) below, not to exceed the greater of $10,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period, plus (B) so long as (i) no Event of Default shall have occurred and be continuing and (ii) unless such Restricted Payment is made pursuant to clause (i) or (iii) of the definition of Available Amount, after giving effect to such Restricted Payment, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00, the Available Amount that is Not Otherwise Applied;

(ix)       redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)       payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(xi)      Holdings or any Intermediate Parent may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii)     Permitted IPO Distributions;

(xiii)    payments made or expected to be made by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiv)    additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 4.50 to 1.00 and (B) there is no continuing Event of Default;

(xv)     Restricted Payments constituting or otherwise made in connection with or relating to any IPO Reorganization Transactions; and

(xvi)    the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings, any Intermediate Parent, the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments);

(b)       Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i)        payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)       refinancings of Indebtedness with proceeds of Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(iii)      the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent;

(iv)   prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (A) an amount at the time of making any such payment, together with any other payments previously made utilizing this subclause (A) and Restricted Payments previously made utilizing Section 6.08(a)(viii)(A), not to exceed the greater of $10,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period, plus (B) so long as (i) no Event of Default shall have occurred and be continuing and (ii) unless such payment is made pursuant to clause (i) or (iii) of the definition of Available Amount, after giving effect to such payment, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00, the Available Amount that is Not Otherwise Applied; and

(v)    prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 4.50 to 1.00 and (B) there is no continuing Event of Default.

(c)      Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

SECTION 6.09     Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i)        (A) transactions with Holdings, the Borrower, any Intermediate Parent or any Restricted Subsidiary and (B) transactions involving aggregate payments or consideration of less than or equal to $1,000,000;

(ii)       on terms substantially as favorable to Holdings, the Borrower, such Intermediate Parent or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)      the Transactions and the payment of fees and expenses related to the Transactions;

(iv)      issuances of Equity Interests of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower or any Subsidiary to the extent otherwise permitted by this Agreement;

(v)       employment and severance arrangements between Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(p), salary or guaranteed payments and bonuses);

(vi)      payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08(a)(vii)(A);

(vii)     the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings (or any direct or indirect parent company thereof), the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries;

(viii)    transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)      Restricted Payments permitted under Section 6.08 and loans and advances in lieu thereof pursuant to Section 6.04(m);

(x)       customary payments by Holdings, any Intermediate Parent, the Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi)      the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of the Subsidiaries or any direct or indirect parent of any of the foregoing;

(xii)      Holdings and its Subsidiaries may undertake or consummate or otherwise be subject to any IPO Reorganization Transactions;

(xiii)     [reserved];

(xiv)    loans, advances and other transactions between or among Holdings, the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) after the initial formation of, and investment in, such joint venture in which Holdings or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of Holdings but for Holdings’ or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted under Article VI;

(xv)     Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans and the payments and other related transactions in respect thereof;

(xvi)    transactions undertaken pursuant to membership in a purchasing consortium; and

(xvii)   (x) [reserved], (y) reimbursement of compensation costs of the Investors (or management companies of the Investors) allocated to Holdings and its subsidiaries on terms substantially as favorable to Holdings and its subsidiaries as would be obtainable by such Person in a comparable arm’s-length transaction for similar services and (z) related indemnities and reimbursement of reasonable expenses.

SECTION 6.10     Financial Covenant.

(a)      Holdings and the Borrower will not permit the Total Net Leverage Ratio for any Test Period (commencing with the fiscal quarter ending on December 29, 2018) set forth below to be greater than 8.75 to 1.00.

SECTION 6.11     Change in Business. Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

SECTION 6.12     Changes in Fiscal Periods. Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.13     Sanctions; Anti-Corruption Laws. For the term of this Agreement, Holdings, the Borrower and the Restricted Subsidiaries, shall not, and shall not permit any of their Subsidiaries to use the proceeds of the Loans directly, or, to the knowledge of Holdings, indirectly in violation of Sections 3.18(a) or (b).

SECTION 6.14     Amendments to Organizational Documents. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, agree to any amendment to, or waive any of its rights under, any of its respective Organizational Documents in a manner that, individually or in the aggregate, would materially and adversely affect in any material respect the rights or interests of Administrative Agent, the Lenders or the Issuing Banks.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01     Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)      any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)      any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; provided that the failure of any representations or warranties made or deemed made (other than the representations and warranties referred to in Section 4.01(i)) to be true and correct in any material respect on the Effective Date will not constitute an Event of Default hereunder;

(d)      Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower) or 5.13(b) or in Article VI (other than Section 6.10); provided that any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable;

(e)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Holdings;

(f)       Holdings, the Borrower or any of the Restricted Subsidiaries (i) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (w) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (x) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that clause (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event); provided further that this clause (f) shall not apply to any breach or default that is (I) remedied by Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in the case of (I) and (II), prior to the acceleration of Loans pursuant to this Section 7.01;

(g)      [reserved];

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)       one or more enforceable judgments for the payment of money in an aggregate amount in excess of $8,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, the Borrower, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k)      (i) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

(l)      any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent;

(m)     any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)      any Guarantees of the Loan Document Obligations by Holdings, or Subsidiary Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o)      a Change in Control shall occur;

(p)      any of the Secured Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) under, and as defined in, any documentation relating to any Subordinated Indebtedness or any other Indebtedness that is subordinated to, or secured on a junior Lien basis with, the Secured Obligations, or the subordination provisions set forth in any documentation relating to such Subordinated Indebtedness shall cease to be effective or cease to be legally valid, binding and enforceable against the holders thereof;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02     Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Restricted Subsidiaries fail to comply with the requirements of the Financial Covenant as of the last day of any fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day (the “Cure Expiration Date”) subsequent to the earlier of (i) the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is delivered in accordance with Section 5.01(d) and (ii) the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon the receipt by Holdings of the Net Proceeds of such issuance that are Not Otherwise Applied (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Covenant shall be recalculated giving effect to the following pro forma adjustment:

(a)      Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)      if, after giving effect to the foregoing pro forma adjustment (without giving effect to any portion of the Cure Amount on the balance sheet of Holdings and its Restricted Subsidiaries with respect to such fiscal quarter only but with giving pro forma effect to any portion of the Cure Amount actually applied to any repayment of any Indebtedness), Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Covenant, Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

(c)       notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of Holdings there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with both Financial Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised except as a result of a prepayment of Indebtedness with the proceeds of the exercise of the Cure Right actually applied to any repayment of Indebtedness. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any available basket under Article VI of this Agreement and there shall not have been a breach of any covenant under Article VI of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period.

SECTION 7.03     Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 2.09(f). Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 2.09(f).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints SunTrust Bank to serve as Administrative Agent and Collateral Agent under the Loan Documents, and authorizes the Administrative Agent and Collateral Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof. Neither the Administrative Agent nor any of its Affiliates and its and their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon 30 days’ notice to the Lenders, the Issuing Banks and Holdings. If the Administrative Agent becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of Holdings and the Required Lenders. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with Holdings’ consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”).

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of Holdings, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Joint Bookrunners or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Bookrunners or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, neither a Joint Bookrunner nor any Person named on the cover page of this Agreement as a Joint Lead Arranger shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, the term “Lender” shall, for purposes of this paragraph, include any Issuing Bank and any Swingline Lender.

Each party to this Agreement hereby appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents.

All provisions of this Article VIII applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01     Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(a)       if to the Borrower or any other Loan Party, to:

EW Holdco, LLC

Address: 600 Silks Run, Suite 2270

Hallandale Beach, FL 33009

Attention: David Willis, Chief Financial Officer

Facsimile: (954)-602-0888

with a copy to (which ~~do~~does not constitute notice):

General Atlantic Service Company, L.P.

Address: Park Avenue Plaza, 55 East 52nd Street, 32nd Floor, New York, NY

Attention: Christopher G. Lanning

(b)       if to the Administrative Agent, to:

SunTrust Bank

Agency Services

303 Peachtree Street, N.E., 25th Floor

Atlanta, Georgia 30308

Attention:     Agency Services Manager

Facsimile:      (404) 221-2001

Email:            agency.services@suntrust.com

with a copy to (which does not constitute notice):

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention:     W. Todd Holleman, Esq.

Telephone:    (212) 556-2258

Email:              ~~agency.services@suntrust.com~~tholleman@kslaw.com

(c)       if to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(d)       if to SunTrust Bank as Swingline Lender, to the notice address specified in clause (b) above. If to any other Swingline Lenders, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Swingline Lender or is an Affiliate thereof); and

(e)       if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Holdings and the Borrower may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to Holdings and the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the Borrower shall be valid and effective if given or taken by Holdings, whether or not the Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Holdings in accordance with the terms of this Agreement shall be deemed to have been delivered to the Borrower.

SECTION 9.02     Waivers; Amendments.

(a)       No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)       Except as provided in Section 2.14(d), Section 2.20 with respect to any Incremental Facilities, Section 2.21 with respect to any Refinancing Amendment and Section 2.24 with respect to any Permitted Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby), (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender) or (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) (except as expressly provided in the Loan Documents); provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Holdings, the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by Holdings to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding the foregoing (but subject to each proviso of the first sentence of this Section 9.02(b)), amendments to or waivers of any other terms or provisions relating solely to (x) the Revolving Commitments (or, subject to subclause (A) above, Swingline Commitments or Letters of Credit) will require only the written approval of a Majority in Interest of the outstanding Revolving Commitments and the Borrower and (y) the Term Facility will require only the written approval of a Majority in Interest of the outstanding Term Loans and the Borrower.

(c)       In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, Holdings may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) Holdings shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Principal Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)       Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) the Term Loans of any Lender that is at the time an Affiliated Lender (other than an Affiliated Debt Fund) or (ii) the Revolving Commitments and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)       Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

(f)       Without limiting the ability of any Loan Party to enter into or consummate any transactions permitted by the Loan Documents as in effect as of the Effective Date, neither any Loan Document nor any provision thereof may be waived, amended or modified without the written consent of each Revolving Lender holding Revolving Loans with superpriority status, to the extent such waiver, amendment or modification, as applicable, shall (i) designate obligations as senior in right of payment to the obligations under the Revolving Credit Facility, (ii) permit Liens on any assets of Holdings, the Borrower or any Subsidiary Guarantors on a senior or pari passu basis with the Liens securing the Revolving Credit Facility (other than those existing and permitted on the Effective Date or permitted under Section 6.02), (iii) increase amortization under (A) the Term Facility in an amount greater than the amortization in effect as of the Effective Date or (B) any Incremental Term Facility in an amount greater than the amortization in effect as of the closing of such Incremental Term Facility, (iv) amend or waive this clause (f) or (v) permit the Term Loans to be held by the Borrower or any Affiliated Lender in a manner other than as permitted under this Agreement as of the Effective Date.

(g)       Without limiting the ability of any Loan Party to enter into or consummate any transactions permitted by the Loan Documents as in effect as of the Effective Date, neither any Loan Document nor any provision thereof may be waived, amended or modified without the written consent of the Required Revolving Lenders, to the extent such waiver, amendment or modification, as applicable, shall (i) amend, modify or waive compliance with the conditions precedent to the obligations of any Lenders to make any Revolving Loan (or of the Issuing Bank to issue any Letter of Credit) in Section 4.01 or Section 4.02; (ii) amend the definitions of Cash Management Agreement, Guarantors (in a manner that adversely affects the rights of the Revolving Lenders disproportionately to those of other Lenders), Issuing Bank, LC Disbursement, LC Exposure, Letter of Credit, Letter of Credit Sublimit, Pro Rata Share, Required Revolving Lenders, Revolving Exposure, Revolving Loan, Secured Cash Management Agreement, Secured Cash Management Obligations, Secured Swap Obligations, Swap Agreement, Swap Obligations, Swingline Commitment, Swingline Exposure, Swingline Lender, Swingline Loan, or Swingline Sublimit; or (iii) amend or waive Sections 2.03 (with respect to Revolving Loan Borrowings), 2.04, 2.05, 2.06 (with respect to Revolving Loans), 2.09(f) (in a manner adverse to the Revolving Lenders), 2.11(b), 2.22, 4.02(a), 4.02(b), 6.01(a)(vi) (in a manner that would cause any Secured Swap Obligation outstanding prior to the effectiveness of any such amendment to violate this Agreement) or this Section 9.02(g).

SECTION 9.03     Expenses; Indemnity; Damage Waiver.

(a)       Holdings or the Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Administrative Agent and its Affiliates (without duplication), including the reasonable fees, charges and disbursements of Moore & Van Allen PLLC (for services rendered through April 30, 2019) and King & Spalding LLP (for services rendered beginning April 1, 2019) and to the extent necessary, a single firm of local counsel to the Administrative Agent in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent, in each case for the Administrative Agent, and to the extent retained with Holdings’ consent, consultants, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and one local counsel in each relevant material jurisdiction and, in the case of a conflict of interest, one additional counsel for all affected parties, taken as a whole.

(b)       Holdings and the Borrower shall indemnify each Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single firm of local counsel in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies Holdings of the existence of such conflict and thereafter retains its own counsel, one additional counsel for all such affected Indemnitees, taken as a whole) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Restricted Subsidiary, or any other Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, any Indemnitee or its Related Parties or (ii) any dispute between and among indemnified persons that does not involve an act or omission by Holdings, the Borrower or any of the Restricted Subsidiaries except that each Agent, the Joint Lead Arrangers and the Joint Bookrunners shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. The Borrower shall not be liable for any special, indirect, consequential or punitive damages (other than in respect of any such damages required to be indemnified pursuant to this Section 9.03(b)).

(c)       To the extent that Holdings or the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, and without limiting Holdings’ or the Borrower’s obligation to do so, (x) each Lender severally agrees to pay to the Administrative Agent and (y) each Revolving Lender severally agrees to pay to such Swingline Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Swingline Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)       To the fullest extent permitted by applicable law, none of Holdings or the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)       All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04     Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       (i) Subject to the conditions set forth in clause (ii) and paragraph (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors of Holdings or the Borrower) not to be unreasonably withheld or delayed) of (A) Holdings, provided that no consent of Holdings shall be required for an assignment (1) by a Term Lender to any Lender or an Affiliate of any Lender or in the case of assignments during the primary syndication of the Commitments and Loans to Persons identified to and agreed by the Borrower in writing prior to the Effective Date, (2) by a Revolving Lender to any Revolving Lender or an Affiliate of any Revolving Lender (3) by a Term Lender to an Approved Fund or (4) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, by a Term Lender or a Revolving Lender to any other assignee; and provided, further, that Holdings shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, Holdings would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to Holdings or any Affiliate thereof and (C) each Principal Issuing Bank and Swingline Lender, provided that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if any Person the consent of which is required by this paragraph with respect to any assignment of Term Loans has not given the Administrative Agent written notice of its objection to such assignment within 10 Business Days after written notice to such Person, such Person shall be deemed to have consented to such assignment.

(ii)       Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than in the case of a Revolving Loan or Revolving Commitment, $2,000,000 (and integral multiples of $1,000,000 in excess thereof) or, in the case of a Term Loan, $2,000,000 (and integral multiples of $1,000,000 in excess thereof), unless Holdings and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of Holdings shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this subclause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that is not a Disqualified Lender or an Affiliate of a Disqualified Lender (so long as the list of Disqualified Lenders has been made available to all Lenders)), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; provided   further that such recordation fee shall not be payable in the case of assignments by any Affiliate of any Joint Bookrunner in connection with assignments of such Loans during primary syndication, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless Holdings otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also a Swingline Lender or an Issuing Bank may be made unless (1) the assignee shall be or become a Swingline Lender and/or an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Swingline Lender and Issuing Bank or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Swingline Loans and Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Section 2.04(a) and Section 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of Holdings shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing.

(iii)       Subject to acceptance and recording thereof pursuant to clause (v) of this paragraph (b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c)(i).

(iv)       The Administrative Agent, acting for this purpose as an agent of Holdings and the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Holdings, the Borrower and, solely with respect to its Loans or Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender or a Disqualified Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Facilities held by Affiliated Lenders.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(vi)       The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

The Administrative Agent may disclose the list of Disqualified Lenders to a Lender upon request and subject to the prior written consent of the Borrower (which may be withheld in the Borrower’s sole discretion); provided that if such Lender’s request is in connection with a proposed assignment of all or a portion of its rights and obligations under this Agreement, Borrower’s written consent shall not be required.

(c)       (i) Any Lender may, without the consent of Holdings or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee; provided that for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders under the Term Facility or the Revolving Credit Facility, as applicable) (a “Participant”); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (v), (vi) and (vii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default). Subject to clause (ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19 it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)       A Participant shall not be entitled to receive any greater payment under Section 2.15 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior consent (not to be unreasonably withheld or delayed).

(iii)       Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is reasonably necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)       Any Lender may, without the consent of Holdings, the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)       In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)       Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(g)       Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Affiliated Lenders (and such Affiliated Lenders may contribute the same to the Borrower), subject to the following limitations:

(i)       Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(ii)       for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any disproportionately adverse respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(iii)       Affiliated Lenders may not purchase Revolving Loans;

(iv)       the aggregate principal amount of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the outstanding principal amount of all Loans plus the outstanding principal amount of all term loans made pursuant to any Incremental Facility calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(v)       the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B hereto (an “Affiliated Lender Assignment and Assumption”); provided that each Affiliated Lender agrees to notify the Administrative Agent and the Borrowers promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrowers promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders have taken any actions.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that the Administrative Agent shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(h)       Assignments of Term Loans to any Purchasing Borrower Party shall be permitted through open market purchases and/or, so long as any offer to purchase or take by assignment (other than through open market purchases) by such Purchasing Borrower Party shall have been made to all Term Lenders on a pro rata basis, through procedures (and subject to the terms) set forth in Section 2.11(a)(ii), so long as (i) no Event of Default has occurred and is continuing, (ii) the Term Loans purchased are immediately cancelled and (iii) no proceeds from any loan under the Revolving Credit Facility shall be used to fund such assignments.

(i)        Upon any contribution of Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

SECTION 9.05   Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.

SECTION 9.07   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08   Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and applicable Issuing Bank shall notify Holdings and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 9.09   Governing Law; Jurisdiction; Consent to Service of Process.

(a)       This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Representations pursuant to clause (a) thereof and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates have the right (taking into account any applicable cure provisions) to terminate obligations of Parent or Merger Sub under the Merger Agreement or decline to consummate the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)       Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c)       Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12   Confidentiality.

(a)       Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, any Issuing Bank or the relevant Lender, as applicable), (b) (x) to the extent requested or required by any regulatory or administrative authority, required by applicable law or by any subpoena or similar legal process, based on the reasonable advice of such Person’s legal counsel or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify Holdings, prior to such disclosure, of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of Holdings, in the case of Information provided by Holdings, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)       EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)       ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13   USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.

SECTION 9.14   [Reserved].

SECTION 9.15   Release of Liens and Guarantees. A Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a wholly-owned Subsidiary. Upon (i) any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the Lien or security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Lenders irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) or Section 6.02(xxii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent).

SECTION 9.16    No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17   Effectiveness of the Merger. The Target shall have no rights or obligations hereunder until the consummation of the Acquisition and the merger with Merger Sub and any representations and warranties of the Target hereunder shall not become effective until such time. Upon consummation of the Acquisition, the Target shall succeed to all the rights and obligations of Merger Sub under this Agreement and the other Loan Documents to which they are a party and all representations and warranties of the Target shall become effective as of the date hereof, without any further action by any Person.

SECTION 9.18   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.19   Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority

SECTION 9.20    Lender ERISA Representation.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)       The Administrative Agent, the Joint Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EW INTERMEDIATE HOLDCO, LLC,
as Initial Holdings

By:
Name:
Title:

EW HOLDCO, LLC,
as the Borrower

By:
Name:
Title:

[Project Wax – Credit Agreement]

SUNTRUST BANK
as Administrative Agent and Collateral Agent,

By:
Name:
Title:

SUNTRUST BANK
as a Lender, Swingline Lender and Issuing Bank

By:
Name:
Title:

[Project Wax – Credit Agreement]

NATIXIS, NEW YORK BRANCH
as a Lender

By:
Name:
Title:

[Project Wax – Credit Agreement]

OWL ROCK CAPITAL CORPORATION,
as a Lender

By:
Name:
Title:

[Project Wax – Credit Agreement]

ORCC II FINANCING LLC,
as a Lender

By:
Name:
Title:

[Project Wax – Credit Agreement]

OWL ROCK FIRST LIEN MASTER FUND, L.P., as a Lender

By: OWL ROCK FIRST LIEN GP, LLC,
its general partner

By: OWL ROCK CAPITAL ADVISORS LLC,
its Sole Member

By:
Name:
Title:

[Project Wax – Credit Agreement]

FLF FUNDING I LLC,
as a Lender

By:
Name:
Title:

[Project Wax – Credit Agreement]

COMVEST CAPITAL IV, L.P.,
as a Lender

By: COMVEST CAPITAL IV PARTNERS, L.P., its General
Partner

By: COMVEST CAPITAL IV PARTNERS UGP, LLC, its
General Partner

By:
Name:
Title:

[Project Wax – Credit Agreement]

COMVEST CAPITAL IV (LUXEMBOURG) MASTER FUND, SCSP,
as a Lender

By: COMVEST CAPITAL ADVISORS LLC,
as Investment Manager

By:
Name:
Title:

[Project Wax – Credit Agreement]